Exhibit 10.1
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                            SHARE PURCHASE AGREEMENT




                            DATED AS OF MAY 27, 1998




                                  BY AND AMONG




                               TELEPAD CORPORATION
                             A DELAWARE CORPORATION,

                   CHRISTINE LEMAIRE AND DEAN N. EISENBERGER,


                                       AND


                        L&E MOBILE COMPUTER MOUNTS, INC.,
                           A PENNSYLVANIA CORPORATION



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                               TABLE OF CONTENTS
                               -----------------
                                                                            PAGE
                                                                            ----
ARTICLE I
         DEFINITIONS...........................................................1
         Section 1.01.   Definitions...........................................1

ARTICLE II
         PURCHASE OF SHARES....................................................9
         Section 2.01.   Basic Transaction.....................................9
         Section 2.02.   Telepad Share Legends................................11
         Section 2.03.   Additional Consideration.............................12
         Section 2.04.   Dispute Resolution...................................13
         Section 2.05.   Further Assurances...................................14

ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF SELLERS
         AND THE COMPANY REGARDING THE COMPANY................................14
         Section 3.01.   Capital Share........................................14
         Section 3.02.   Investments..........................................14
         Section 3.03.   Corporate Organization; Etc..........................15
         Section 3.04.   Power and Authority; Etc.............................15
         Section 3.05.   Restrictive Documents................................15
         Section 3.06.   Consents.............................................15
         Section 3.07.   Books and Records....................................16
         Section 3.08.   Bank Accounts and Powers of Attorney.................16
         Section 3.09.   Financial Statements.................................16
         Section 3.10.   Accounting Records...................................17
         Section 3.11.   Title to Properties; Encumbrances....................17
         Section 3.12.   Real Property........................................17
         Section 3.13.   Absence of Certain Changes...........................17
         Section 3.14.   Accounts Receivable..................................18
         Section 3.15.   Leases...............................................18
         Section 3.16.   Assets...............................................19
         Section 3.17.   Patents, Trademarks, Trade Names, Etc................19
         Section 3.18.   Contracts and Commitments............................19
         Section 3.19.   Customers and Suppliers..............................21
         Section 3.20.   Labor Difficulties...................................21
         Section 3.21.   Personnel............................................21
         Section 3.22.   Employee Plans.......................................21
         Section 3.23.   Litigation...........................................23
         Section 3.24.   Compliance with Law..................................24

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         Section 3.25.   Permits..............................................24
         Section 3.26.   Dividends and Other Distributions....................24
         Section 3.27.   Undisclosed Liabilities..............................24
         Section 3.28.   Taxes................................................25
         Section 3.29.   Insurance............................................25
         Section 3.30.   Environmental Laws and Regulations...................25
         Section 3.31.   Absence of Certain Payments..........................26
         Section 3.32.   Insider Interests....................................26
         Section 3.33.   Brokers and Finders..................................26
         Section 3.34.   Product or Service Liability.........................26
         Section 3.35.   Governmental Interaction.............................26
         Section 3.36.   Security Matters.....................................27
         Section 3.37.   Government Furnished Property........................27
         Section 3.38.   Estimates............................................27
         Section 3.39.   Disclosure...........................................27
         Section 3.40.   Cumulative Exceptions................................27

ARTICLE IV
         ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLERS.................28
         Section 4.01.   Ownership............................................28
         Section 4.02.   Conflicts............................................28
         Section 4.03.   Acquisition of Telepad Shares........................28

ARTICLE V
         REPRESENTATIONS AND WARRANTIES OF TELEPAD............................29
         Section 5.01.   Corporate Organization; Etc..........................29
         Section 5.02.   Authorization; Etc.  ................................29
         Section 5.03.   No Violation.........................................29
         Section 5.04.   Brokers and Finders..................................30
         Section 5.05.   Capitalization of Telepad............................30
         Section 5.06.   No General Solicitation..............................30
         Section 5.07.   Title to Telepad Shares..............................30
         Section 5.08.   Nasdaq Filings.......................................30
         Section 5.09.   SEC Filings..........................................30
         Section 5.10.   Absence of Certain Changes or Events.................31
         Section 5.11.   Litigation...........................................31

ARTICLE VI
         CERTAIN COVENANTS AND AGREEMENTS.....................................31
         Section 6.01.   Conduct of Company's  Business.......................31
         Section 6.03.   Confidentiality......................................35
         Section 6.04.   Announcements and Federal Securities Law Matters.....36
         Section 6.05.   Notification of Certain Matters......................37
         Section 6.06.   Permits and Approvals................................37
         Section 6.07.   No Pledges...........................................37

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         Section 6.08.   No Imposition of Payments............................37

ARTICLE VII
         SURVIVAL; INDEMNIFICATION; NONRECOURSE...............................38
         Section 7.01.   Survival Periods.....................................38
         Section 7.02.   Statements as Representations........................38
         Section 7.03.   Indemnification Provisions for the
                           Benefit of Telepad.................................38
         Section 7.04.   Indemnification Provisions for Sellers Benefit.......39
         Section 7.05.   Matters Involving Third Parties......................39
         Section 7.06.   Nonrecourse Release of Obligations...................40

ARTICLE VIII
         CERTAIN ADDITIONAL POST-CLOSING COVENANTS
         AND AGREEMENTS.......................................................40
         Section 8.01.   Tax Matters..........................................40
         Section 8.02.   Nomination and Election of Directors.................42
         Section 8.03.   Capital Investment...................................43
         Section 8.04.   Non-Competition and Non-Solicitation.................43
         Section 8.05.   Registration Rights..................................44
         Section 8.06.   Repurchase Obligations...............................44
         Section 8.07.   Repurchase Rights....................................44
         Section 8.08.   Sellers' Obligation to Transfer Telepad Shares.......45
         Section 8.09.   Telepad Board of Directors...........................45
         Section 8.10.   Conversion Proposal..................................46

ARTICLE IX
         CONDITIONS TO CLOSING................................................46
         Section 9.01.   Conditions to Obligations of Sellers.................46
         Section 9.02.   Conditions to Obligations of Telepad.................47

ARTICLE X
         TERMINATION..........................................................48
         Section 10.01.  Termination..........................................48
         Section 10.02.  Effect of Termination................................48

ARTICLE XI
         MISCELLANEOUS PROVISIONS.............................................49
         Section 11.01.  Amendment and Modifications..........................49
         Section 11.02.  Waiver of Compliance.................................49
         Section 11.03.  Expenses.............................................49
         Section 11.04.  Reasonable Efforts; Further Assurances...............49
         Section 11.05.  Remedies; Waiver.....................................49
         Section 11.06.  Knowledge............................................49

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         Section 11.07.  Notices..............................................50
         Section 11.08.  Assignment...........................................51
         Section 11.09.  Governing Law........................................51
         Section 11.10.  Submission to Jurisdiction; Waiver of Jury Trial.....51
         Section 11.11.  Counterparts.........................................51
         Section 11.12.  Construction.........................................52
         Section 11.13.  Specific Performance.................................52
         Section 11.14.  Entire Agreement.....................................52
         Section 11.15.  Third Parties........................................52

                                    EXHIBITS

EXHIBIT A     -    Illustration of Calculation of Additional Consideration
EXHIBIT B-1   -    Form of Pledge Agreement [LeMaire as Secured Party]
EXHIBIT B-2   -    Form of Pledge Agreement [Eisenberger as Secured Party]
EXHIBIT B-3   -    Form of Pledge Agreement [Company as Secured Party]
EXHIBIT C     -    Form of Note
EXHIBIT D     -    Registration Rights
EXHIBIT E     -    Form of Certificate of Designations
EXHIBIT F-1   -    Form of Employment Agreement [LeMaire as Employee]
EXHIBIT F-2   -    Form of Employment Agreement [Eisenberger as Employee]

                        DISCLOSURE SCHEDULES

3.03          -    Current Directors and Officers of the Company
3.05          -    Restrictive Documents
3.06          -    Consents
3.08          -    Bank Accounts and Powers of Attorney
3.09          -    Changes to the Company's Financial Conditions
3.11          -    Liens
3.12          -    Real Property
3.13(g)       -    Compensation
3.15          -    Leases
3.16          -    Assets
3.18          -    Contracts
3.19          -    Customers and Suppliers
3.20          -    Labor
3.21          -    Personnel
3.22          -    Employee Plans
3.23          -    Litigation
3.26          -    Dividends and Other Distributions
3.27          -    Undisclosed Liabilities
3.29          -    Insurance

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3.30          -    Environmental Laws and Regulations
3.32          -    Insider Interests
3.35          -    Governmental Interaction
3.36          -    Security Matters
9.01(d)       -    Approvals of Governmental Entities
9.02(d)       -    Approvals of Governmental Entities
9.02(i)       -    Liens

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                            SHARE PURCHASE AGREEMENT
                            ------------------------

         This SHARE PURCHASE AGREEMENT (this "Agreement") is made and entered into as of May 27, 1998, by and among (a) TelePad Corporation, a Delaware corporation ("Telepad"); (b) Christine LeMaire ("LeMaire") and Dean N. Eisenberger ("Eisenberger") (collectively, "Sellers" and each individually a "Seller"); and (c) L&E Mobile Computer Mounts, Inc., a Pennsylvania corporation (the "Company").

                              W I T N E S S E T H:
                              -------------------

         WHEREAS, Sellers own in the aggregate 198 shares of the Company's common stock, without par value per share (the "Shares"), which constitute all of the Company's outstanding capital stock.

         WHEREAS, Telepad desires to purchase and Sellers desire to sell the Shares, and Telepad, the Company and Sellers also desire to consummate certain related transactions, all as provided below.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.01.     DEFINITIONS.

         The following terms used herein shall have the following meanings:

         "Acceleration Event" means any of the following events: (i) except for an Excluded Person (as defined below), any Person, including a "group," as such term is defined in Sections 13(d)and 14(d) of the Exchange Act, becomes the beneficial owner, as defined under the Exchange Act, directly or indirectly, whether by purchase or otherwise, of 45% or more of the Company's outstanding capital stock; (ii) except in the case of a merger or consolidation or sale of all or substantially all of the assets of the Company where Excluded Persons or Telepad's stockholders immediately prior to such merger, consolidation or sale of assets, beneficially own, directly or indirectly, more than 66 2/3% outstanding capital stock of the surviving or successor entity immediately after such merger, consolidation or sale of assets, the Company consummates a merger, consolidation, liquidation or sale of all or substantially all of the Company's assets; (iii) the consummation by the Company of an initial public offering of its capital stock registered under the Securities Act; (iv) the dissolution or liquidation of the Company; (v) the voluntary commencement by Telepad or the Company of proceedings in respect of such entity under any bankruptcy or insolvency laws; or (vi) the appointment of a receiver for any material part of the Telepad's or the Company's assets, or the commencement of any proceeding under any



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bankruptcy or insolvency laws against Telepad or the Company which remains undismissed, undischarged or unbonded for a period of 90 days.

         "Additional Consideration" means the amount determined in accordance with Section 2.03, but in no event less than $0.00.

         "Additional Consideration Payment Date" means the date on which Telepad satisfies its obligations to pay the Additional Consideration pursuant to
Section 2.03.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, government directives, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         "Ancillary Agreements" means the Note and  the Pledge Agreements.

         "Average Annual EBITDA" means the amount determined by (i) totaling the EBITDA for each full accounting month within the Determination Period; (ii) dividing such total EBITDA by the number of full accounting months within the Determination Period, and (iii) multiplying the result by 12.

         "Business" means the Company's business as a distributor, installer and integrator of mobile computers, and a distributor and manufacturer of mobile mounting products, as well as a provider of related parts, supplies, maintenance and service, and all activities incidental to any of the foregoing.

         "Certificate of Designations" means the Certificate of Designations, Preferences and Rights of Series C Cumulative Redeemable Convertible Preferred Stock, $0.01 par value per share, of Telepad, to be duly adopted by Telepad's Board at or prior to the Closing Date, in the form of Exhibit E.

         "Claims" means any and all claims, demands, causes of action, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys' fees and any other expenses incurred, assessed, sustained, or, to Sellers' and the Company's best knowledge, threatened by or against the Company.

         "Closing Date" means the date of the Closing.

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         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collateral" shall have the meaning ascribed to such term in the Pledge Agreements.

         "Company Employees" means those individuals who are employed by the Company in the Business as of the Closing Date, a preliminary list of whom as of the date hereof has been delivered by the Company to Telepad and a definitive list of whom as of the close of business on the date prior to the Closing Date will be delivered by the Company to Telepad at Closing. Company Employees shall include all individuals who are described in the first sentence hereof and who are, as of the Closing Date, on an approved leave of absence with a right to return to active employment.

         "Company Value" means the product of seven times the Average Annual EBITDA for the Determination Period.

         "Contracts" means all oral or written bids, quotations, proposals (including pending bid proposals), contracts, agreements (including vendor agreements), commitments, understandings, licenses, teaming arrangements, subcontracts, memoranda of understanding ("MOUs"), memoranda of agreement ("MOAs"), contract, subcontract or bid awards, sales and purchase orders (including partially filled purchase orders), and backlog of unexecuted delivery orders and open market orders on which the Company has not executed, including those listed on Disclosure Schedule Section 3.18(a).

         "Controlled Group Liability" means all Liabilities relating to Employee Plans and Foreign Plans under (i) Title IV of ERISA, (ii) Section 302 of ERISA, and (iii) Sections 412 and 4971 of the Code.

         "Determination Period" means such period from and including the Closing Date to and including the Determination Date.

         "Determination Date" means the earlier of: (i) the third anniversary of the Closing Date, (ii) at the Sellers' option, upon the occurrence of an Acceleration Event and written notice to Telepad, or (iii) at Telepad's option, any date Telepad specifies in a written notice to Sellers.

         "Disclosure Schedule" means the Disclosure Schedule delivered by Sellers to Telepad simultaneously with the execution and delivery of this Agreement and initialed by Sellers and Telepad.

         "EBITDA" means for the specified period, the sum of (i) the consolidated income (or loss) of the Company and its Subsidiaries (excluding to the extent not already deducted income attributable to minority interests in Subsidiaries for such period), plus (ii) the sum of each of the following expenses that have been deducted from the determination of the aforesaid consolidated income for such period, (1) consolidated interest charges paid or accrued for such period

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(including imputed interest on capital lease obligations), (2) all depreciation and amortization expenses of the Company and its Subsidiaries for such period,
(3) all taxes, federal, state and local, for such period, (4) management costs imposed by Telepad, (5) SEC filing fees allocated to the Company, if any, and
(6) costs of audited financial statements and accounting fees incurred by the Company as a result of Telepad having equity securities registered under Section 12 of the Exchange Act (iii) all extraordinary gains added in the determination of the aforesaid consolidated income of the Company and its Subsidiaries for such period, in each case determined on a consolidated basis and in accordance with GAAP.

         "Employment Agreements" means the Employment Agreements between the Company and each of LeMaire and Eisenberger, in the forms of Exhibit F-1 and F-2, respectively.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means, with respect to any Person, trade or business, any other Person, trade or business that is a member of a group described in
Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first Person, trade or business, or that is a member of the same "controlled group" as the first Person, trade or business pursuant to Section 4001(a)(14) of ERISA.

         "Employee Plans" means each "employee benefit plan," within the meaning of Section 3(3) of ERISA, and each employment, severance or other similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is maintained, administered or contributed to by the Company or any of its ERISA Affiliates and which covers any Company Employee, other than any such plan, contract, arrangement or policy which is a Foreign Plan.

         "Environmental Laws" means any applicable federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, agreement or governmental restriction, each as in effect on or prior to the Closing Date, relating to the environment or to any Hazardous Substance.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Excluded Person" shall mean Telepad, any Subsidiary of Telepad, any Seller or any Affiliate of any Seller.

         "Final Determination" shall mean (i) with respect to federal Income Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue

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Service Form 870AD and, with respect to Taxes other than federal Income Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by any Seller, the Company, Telepad or any of their Affiliates, whichever is responsible for payment of such Tax liability under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the indemnifying party, if any, agrees.

         "Foreign Plans" means each "employee benefit plan," within the meaning of Section 3(3) of ERISA, and each employment, severance or other similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is maintained, administered or contributed to by the Company or any of its ERISA Affiliates primarily for non-U.S. citizens or non-U.S. residents and which covers any Company Employee.

         "GAAP" means United States generally accepted accounting principles.

         "Governmental Entity" means any government or any court, arbitral tribunal, administrative agency, or commission or other governmental or other regulatory authority or agency, federal, state, local, transnational or foreign.

         "Hazardous Substance" means any substance, pollutant, contaminant, chemical, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, that is listed, identified in, or regulated under any applicable federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, agreement or governmental restriction.

         "Income Tax" means any Tax imposed on or measured by net income, net worth or capital, or any alternative minimum Tax or similar Tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Taxing Authority.

         "Independent Accountant" means Ernst & Young, LLP.

         "Intellectual Property" means all inventions, improvements, domestic and foreign patents and applications therefor, trade secrets, know how, customer lists, trade names, common law trademarks and service marks, trademark and service mark registrations and applications therefor, copyrights, copyright registrations and applications therefor, mask works, mask work registrations and applications therefor, rights in computer software and databases (including

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customer databases), all rights (including rights to use data) with respect to any of the foregoing that are granted or retained under Contract, license, law or regulation.

         "Investor's Share" means as of the Determination Date, (i) the sum of
(1) $1,300,000 plus (2) any additional capital investments made at or following Closing by Telepad in the Company, including such investments made pursuant to
Section 8.03, (discounted at a rate of 8.5% per annum from the date such capital investments are made to the Determination Date) plus (3) all consideration paid with respect to Telepad Shares upon exercise of Sellers' option pursuant to
Section 8.06 or Telepad's option pursuant to Section 8.07, and if neither of such options is exercised with respect to any given Telepad Shares, $1.00 per such Telepad Share, (ii) divided by $10 million.

         "IRS" means the Internal Revenue Service.

         "Liabilities" means any and all debts, liabilities, commitments, claims, allegations, demands and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

         "Lien" means any adverse claim, restriction on voting or transfer or pledge, lien, mortgage, hypothecation, collateral assignment, charge, encumbrance, Purchase Rights, easement, covenant, restriction, title defect, encroachment or security interest of any kind.

         "Major Transactions" means any (i) recapitalization, redemption or reclassification of, or, except as provided in Section 8.01(d), distribution or dividend on, the Company's capital stock, (ii) amendment of its certificate of incorporation or by-laws, (iii) liquidation, winding-up or dissolution of the Company or any Significant Subsidiary (as defined in SEC Regulation S-X) of the Company, (iv) consolidation of the Company or any Significant Subsidiary with, or merger of the Company or any Significant Subsidiary with or into, any other Person, except a merger of a wholly owned Subsidiary of the Company into the Company, with the Company surviving such merger, (v) sale, transfer, lease or encumbrance by the Company or any Subsidiary of a significant amount of assets of the Company, and (iv) issuance of securities.

         "Material Adverse Effect" means, with respect to any Person (or group of Persons taken as a whole), such state of facts, events, change or effect as has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the such Person (or group of Persons, taken as a whole), and with respect to the Company, also on the ability of the Company to conduct its business following the Closing Date substantially as currently conducted.

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         "Note" means the promissory note to be executed and delivered by
Telepad to the Company hereunder at the Closing substantially in the form of Exhibit C.

         "Parties" means the parties hereto, being Telepad, Sellers and the Company.

         "Permit" means any license, franchise, permit, concession, order, clearance, accreditation, authorization, approval or registration from, of or with a Governmental Entity or other Person.

         "Permitted Liens" means any Liens (i) for Taxes attributable to a Pre-Closing Tax Period not yet due or payable or being contested in good faith that are not material, (ii) that are not material and constitute mechanics', carriers', workers' or like liens incurred in the ordinary course of business or
(iii) that, individually or in the aggregate, do not materially impair the use, utility or value of the Company's assets to which they apply or otherwise have a Material Adverse Effect on the Company.

         "Person" means an individual, a corporation, a limited liability company, a partnership, joint venture, unincorporated organization, an association, a trust or any other entity or organization, including any Governmental Entity.

         "Pledge Agreement" means the security and pledge agreements to be executed and delivered by Telepad to each Seller and the Company, each substantially in the form of Exhibit B-1, B-2 and B-3, respectively.

         "Pre-Closing Tax Period" means any Tax period, or portion thereof, ending on or before the close of business on the Closing Date.

         "Proprietary Information" means all information with respect to the Acquired Business that in accordance with the Company's usual practices would be treated by the Company as "proprietary information - strictly private," "proprietary information - internal data" or the equivalent.

         "SEC" means the Securities Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Seller and Company Released Obligations" means any and all of Sellers' and the Company's obligations and liabilities with respect to this Agreement, except the obligation and liabilities of such Parties under Sections 6.03, 7.01, 7.02, 7.03, 7.06, 8.01, 8.07 and 8.08.

         "Sole-Source Supplier" means any supplier of goods or services to the Company with respect to its business for which no practical alternative source of such goods or services is

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available on terms and conditions substantially as favorable to the Company as those available from such supplier.

         "Subsidiary" means, with respect to any Person, (i) any corporation of which such Person owns, either directly or through its Subsidiaries, more than fifty percent of the total combined voting power of all classes of voting securities of such corporation or (ii) any partnership, association, joint venture or other form of business organization, whether or not it constitutes a legal entity, in which such Person, directly or indirectly, owns more than fifty percent of the total equity interests.

         "Tax" (including with correlative meaning, the terms "Taxes" and "Taxable") means (i) all forms of taxation, whenever created or imposed, whether imposed by a local, municipal, state, foreign, federal or other governmental body or authority, including income, gross receipts, ad valorem, excise, value-added, sales, use, transfer, franchise, license, stamp, occupation, withholding, employment, payroll, property or environmental tax or premium, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (a "Taxing Authority"), and (ii) any liability for the payment of any amounts as a result of being party or subject to any agreement or with respect to the payment of any amounts of the type described in (i) as a result of any express or implied obligations to indemnify any other Person.

         "Tax Return" means any return, report, statement, information statement and the like required to be filed with any Taxing Authority.

         "Telepad Board" means Telepad's board of directors.

         "Telepad Bylaws" means the bylaws of Telepad, as amended through the date of this Agreement.

         "Telepad Charter" means the certificate of incorporation of Telepad, as amended through the date of this Agreement.

         "Telepad Common Shares" means the 900,000 shares of Telepad Common Stock to be issued and delivered by Telepad to Sellers hereunder at the Closing.

         "Telepad Common Stock" means the Class A common stock, par value $0.01 per share, of Telepad.

         "Telepad Preferred Shares" means the 950,000 shares of series of preferred stock of Telepad designated Series C 7% cumulative redeemable preferred stock, par value $0.01 per share, pursuant to the Certificate of Designations, to be issued and delivered by Telepad to Sellers hereunder at the Closing.

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         "Telepad Released Obligations" means any and all of Telepad's obligations and liabilities under and in respect of (i) the Note, (ii) the Pledge Agreement, (iii) the payment of the Additional Consideration under Sections 2.03 and 2.04, including any interest accrued thereon, (iv) the capital investments under Section 8.03; (v) the registration rights under Section 8.05 (including Exhibit D); (vi) Sellers' rights under Section 8.06 and (vi) the representation rights in respect of Telepad's board of directors under Section 8.09.

         "Telepad Shares" means the 900,0000 Telepad Common Shares and the 950,000 Telepad Preferred Shares to be issued and delivered by Telepad to Sellers hereunder at the Closing.

         "Termination Date" means July 31, 1998.

         "Transactions" means the transactions contemplated by the Transaction Agreements.

         "Transaction Agreements" means this Agreement and the Ancillary Agreements.

                                   ARTICLE II
                               PURCHASE OF SHARES

         SECTION 2.01.     BASIC TRANSACTION.

                    (a) PURCHASE AND SALE OF SHARES. On the terms and conditions of this Agreement, Telepad shall purchase from each Seller, and each Seller shall sell, transfer, assign, and deliver to Telepad, the number of Shares set forth below opposite such Seller's name at the Closing in exchange for the consideration of (i) $650,000 in cash being paid to each Seller at the Closing;
(ii) 450,000 Telepad Common Shares and 475,000 Telepad Preferred Shares being issued and delivered to each Seller at the Closing; and (iii) Telepad's obligations hereunder to pay 50% of the Additional Consideration to each Seller.

                           LeMaire          -        100 Shares
                           Eisenberger      -         98 Shares

                    (b) THE CLOSING. The closing of the transactions contemplated by this Agreement, including the transactions referred to in
Section 2.01(a), shall take place at the offices of Arent Fox Kintner Plotkin & Kahn, PLLC, 1050 Connecticut Avenue, N.W., Washington, D.C. 20036, on the third business day following satisfaction (or waiver) of the conditions precedent to Closing set forth in Article IX, or at such other place or on such other date as agreed upon in writing by Sellers and Telepad (the "Closing"). The Closing shall be deemed to occur at 12:01 a.m., Washington, D.C. time, on the Closing Date.

                    (c) AT THE CLOSING. At the Closing, the following shall occur:

                           (i)      Each Seller shall sell, transfer, assign and
deliver to Telepad the number Shares set forth opposite such Seller's name in
Section 2.01(a), including the certificates evidencing such Shares, duly endorsed to Telepad, in form and substance reasonably satisfactory to Telepad and its counsel, free and clear of all and any Liens, except as provided under the Pledge Agreements.

                           (ii)     Telepad shall pay to each Seller $650,000 by
wire transfer to the account designated by such Seller;

                           (iii) Telepad shall deliver to each Seller
certificates evidencing the 450,000 Telepad Common Shares and 475,000 Preferred Shares to be delivered to such Seller pursuant to Section 2.01(a), registered in such Seller's name;

                           (iv)     Telepad shall execute and deliver to the
Company the Note; and

                           (v)      Telepad shall execute and deliver to each
Seller the respective Pledge Agreements and

                           (vi) Telepad shall deliver to Sellers:

                                    (1)     the Telepad Charter, including the
Certificate of Designations, certified by the Secretary of State of the State of Delaware and the Telepad Bylaws certified by its secretary, in each case as in effect on the Closing Date;

                                    (2)     stock powers duly indorsed in-blank
with respect to the "Collateral"; and

                                    (3)     all other documents specified in
this Agreement, or otherwise agreed to by the Parties, to be delivered by Telepad at the Closing.

                           (vii) Sellers and the Company shall deliver to
Telepad:

                                    (1)     all required consents, approvals and
Permits listed in Disclosure Schedule Section 3.06, each in form and substance reasonably satisfactory to Telepad;

                                    (3)     certificates from appropriate
authorities, dated the most recent practicable date, as to the good standing and qualification to do business of the Company in each jurisdiction where it is so qualified;

                                    (4)     copies of the Company's (i) articles
of incorporation, certified by the Secretary of State of the Commonwealth of Pennsylvania ("Company Charter"), and (ii) bylaws, certified by the Company's secretary ("Company Bylaws"), in each case as in effect on the Closing Date;

                                    (5)     evidence satisfactory to Telepad and
its counsel that the Shares have been registered in the name of Telepad on the books and records of the Company; and

                                    (6)     all other documents specified in
this Agreement, or otherwise agreed to by the Parties, to be delivered by the Company at the Closing.

                           (viii) The Company, Sellers and Telepad shall also
deliver the certificates and other contracts, documents and instruments required to be delivered under Article IX.

         SECTION 2.02.     TELEPAD SHARE LEGENDS.

                    (a) The certificates evidencing the Telepad Shares issued to the Sellers pursuant to this Agreement and the Telepad Common Stock issuable upon conversion of the Telepad Preferred Shares shall bear the following legends:

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED EXCEPT UPON DELIVERY TO THE CORPORATION OF AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO IT THAT SUCH TRANSFER WILL NOT VIOLATE THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW.

         THE TRANSFER OF THESE SECURITIES AND CERTAIN OTHER MATTERS REGARDING THESE SECURITIES, INCLUDING CERTAIN PURCHASE AND SALE RIGHTS, ARE SUBJECT TO A SHARE PURCHASE AGREEMENT DATED AS OF MAY 27, 1998 BY AND AMONG TELEPAD CORPORATION, CHRISTINE LEMAIRE, DEAN N. EISENBERGER AND L&E MOBILE COMPUTER MOUNTS, INC., AND A COPY OF SUCH AGREEMENT CAN BE OBTAINED BY CONTACTING TELEPAD CORPORATION'S SECRETARY AT 380 HERNDON PARKWAY, SUITE 1900, HERNDON, VIRGINIA 20170.

                    (b) Upon receipt of an opinion of legal counsel satisfactory to Telepad that the Telepad Shares no longer constitute "restricted securities" under Rule 144 of the Securities Act, the first of the foregoing two legends is no longer required under applicable securities laws, or the Telepad Shares are otherwise freely tradable without registration under the Securities Act, Telepad shall, upon the request of the holder of such Telepad Shares and the submission of the certificate evidencing such Telepad Shares, issue a substitute certificate without the foregoing restrictive legend thereon.

         SECTION 2.03.     ADDITIONAL CONSIDERATION.

                    (a) Subject to Section 7.06, as additional consideration for the purchase and sale of the Shares hereunder, Telepad agrees to pay, if applicable, to each Seller (i) 50% of the Additional Consideration in cash by wire transfer or other delivery of immediately available funds, on the later of
(A) the 10th business day following the delivery of the Draft Determination Date Financial Information by the Company pursuant to Section 2.03(c), or (B) the date the Draft Determination Date Financial Information is adjusted pursuant to
Section 2.03(c)(ii), or, as the case may be, Section 2.04: plus, (ii) interest at the rate of 12% per annum, on the amount of such Additional Consideration due to such Seller, but unpaid, as provided in the preceding clause (i) of this
Section 2.03(a), which interest shall accrue commencing on the first business day following the third anniversary of the Closing Date, until such Additional Consideration is paid.

                    (b) Additional Consideration. The Additional Consideration shall be, at Telepad's option, either (i) an amount equal to (1) the Company Value multiplied by (2) one minus the Investor's Share, or (ii) the value of $20 million dollars discounted at a rate of 8.5% per annum from the third anniversary of the Closing Date back to the Additional Consideration Payment Date (assuming a 360-day year consisting of twelve-30-day months). An illustration of the calculation of the Additional Consideration is set forth in Exhibit A.

                    (c) Determination of Additional Consideration.

                           (i)      For the purpose of determining the Company
Value, Investor's Share and the Additional Consideration, within 30 days after the Determination Date, the Company shall prepare and deliver to Telepad (1) a determination, in reasonable detail, of the Company's EBITDA for each full accounting month within the Determination Period, (2) the underlying audited consolidated financial statements of the Company and its Subsidiaries, including consolidated balance sheets and statements of earnings, changes in stockholder's equity and cash flow, for each of the fiscal years ended within the Determination Period, and (3) unaudited consolidated financial statements of the Company and its Subsidiaries, for each of the fiscal quarters within the Determination Period in respect of a fiscal year which will end after the Determination Date (collectively, the "Draft Determination Date Financial Information"). The Draft Determination Date Financial Information shall be prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied. The Parties shall cooperate fully in the preparation of the Draft Closing Date Financial Statements.

                           (ii)     If Telepad has any objections to the Draft
Determination Date Financial Information, Telepad will deliver a reasonably detailed statement describing its objections to Sellers within 10 business days after receiving the Draft Determination Date Financial Information. If Telepad does not so object within such 10-business day period, such

Draft Determination Date Financial Information shall be deemed final and conclusive with respect to the determination of the Company Value, Investor's Share and the Additional Consideration. If Telepad does object within such 10-business day period, Telepad and Sellers will use their reasonable efforts to resolve such objections themselves before resorting to the dispute resolution procedures set forth in Section 2.04.

         SECTION 2.04.     DISPUTE RESOLUTION.

                    (a) If Telepad and Sellers do not obtain a final resolution within 10 days after Sellers has received Telepad's statement of objections with respect to the Draft Determination Date Financial Information, Telepad and Sellers will select an accounting firm mutually acceptable to them to resolve any remaining objections. If Telepad and Sellers are unable to agree on the choice of an accounting firm, they will select a nationally recognized accounting firm by lot (after excluding their respective regular outside accounting firms and the regular accounting firm of the Company). The Company shall provide to the accounting firm selected pursuant to the foregoing process (the "Accountants") access to all information and personnel reasonably relevant to the calculations and related issues in dispute. The Parties shall be bound by or restricted to the claims theretofore made or the positions theretofore asserted in writing. Telepad and Sellers shall each be free to assert such claims, take such positions and submit to the Accountants such additional documentary or other evidence as such parties or party may desire (subject only to such rules of procedure or determinations of materiality and relevance as the Accountants may make). The determinations of the Accountants will be set forth in writing and will be conclusive and binding upon the Parties. The Draft Determination Date Financial Information shall be adjusted as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.04.

                    (b) If Sellers and Telepad submit any unresolved objections to the Accountants for resolution as provided in Section 2.04(a), Telepad and Sellers will share responsibility for the fees and expenses of the Accountants as follows:

                           (i)      if the Accountants resolve all of the
unresolved objections in Telepad's favor, Sellers will be responsible for all of the fees and expenses of the Accountants;

                           (ii)     if the Accountants resolve all of the
unresolved objections in Sellers' favor, Telepad will be responsible for all of the fees and expenses of the Accountants; and

                           (iii)    if the Accountants resolve some of the
unresolved objections in favor of Telepad and the rest of the unresolved objections in favor of Sellers, Sellers will be responsible for that fraction of the fees and expenses of the Accountants equal to a fraction the numerator of which shall be the amount resolved in favor of Sellers and the denominator of which shall be the aggregate amount claimed by Sellers, and Telepad will be responsible for the remainder of the fees and expenses.

                    (c) The Company and Sellers shall make the work papers and back-up materials used in preparing the Draft Determination Date Financial Information available to Telepad and its accountants and other representatives at reasonable times and upon reasonable notice at any time during (i) the preparation of such statements, and (ii) the resolution by Sellers and Telepad of any objections thereto.

         SECTION 2.05. FURTHER ASSURANCES. From time to time after the date of this Agreement, each Party will, at the request of any other party but without further consideration, execute and deliver such other and further instruments of sale, assignment, transfer and conveyance and take such other and further action as such other party may reasonably request to carry out and implement the Transactions.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                OF SELLERS AND THE COMPANY REGARDING THE COMPANY

         Sellers and the Company delivered to Telepad prior to or concurrently with the execution of this Agreement, disclosure schedules containing information about the Company and Sellers and identifying certain documents relating to the Company and the Sellers (collectively, the "Disclosure Schedule"). Each Seller and the Company, jointly and severally, represent and warrant to Telepad as of the date hereof and as of the Closing Date as follows:

         SECTION 3.01. CAPITAL SHARE. The Company has an authorized capitalization consisting of 1,000 shares of capital stock, without par value, of which 198 shares are issued and outstanding. All of the Company's outstanding capital stock is owned beneficially and of record by Sellers, with LeMaire owning 100 Shares and Eisenberger owning 98 Shares, has been duly authorized and validly issued, is fully paid and nonassessable and has been issued in compliance with all applicable securities laws. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, transfer or otherwise dispose of any capital stock ("Purchase Rights" of the Company). Any equity securities of the Company which were issued and reacquired by the Company were so reacquired in compliance with all applicable laws and the Company has no outstanding obligation or liability with respect thereto. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any Company capital stock.

         SECTION 3.02. INVESTMENTS. The Company does not own and, since December 31, 1992 has never directly or indirectly owned any capital stock, partnership interests, beneficial interests or other ownership interests having ordinary power to vote or direct the voting of sufficient securities or other equity interests to elect a majority of the directors or other managers of any Person.

         SECTION 3.03. CORPORATE ORGANIZATION; ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company has all requisite corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. The Company is duly qualified or licensed to do business and is in good standing in the jurisdictions listed in Disclosure Schedule Section 3.03, which are the only jurisdictions in which the character or location of the properties owned or leased by the Company or the nature of the business conducted by the Company makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Company or the ability of the Company to perform its respective obligations under this Agreement or under any other agreement required to be executed by it pursuant to this Agreement. Disclosure Schedule
Section 3.03 correctly lists all of the current directors and officers of the Company.

         SECTION 3.04. POWER AND AUTHORITY; ETC. Each Seller and the Company has full power and authority to enter into this Agreement and to consummate the Transactions. Sellers and the Company have taken all action required by law, the Company Charter and Company Bylaws or otherwise to authorize the execution and delivery of this Agreement and the consummation of Transactions, including all required approvals of the Sellers and the Company's board of directors, and this Agreement is a valid and binding agreement of Sellers and the Company enforceable against each of them in accordance with its terms, except to the extent that enforcement may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting the enforcement of rights of creditors and other obligees generally and the scope of equitable remedies which may be available.

         SECTION 3.05. RESTRICTIVE DOCUMENTS. Except as set forth in Disclosure Schedule Section 3.05, the Company is not subject to, or a party to, any charter, bylaw, Lien, lease, Permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which materially and adversely affects the business practices, operations or financial condition of the Company or any of its assets or properties, or which would prevent consummation of the Transactions, compliance by either Sellers or the Company with the terms, conditions and provisions hereof or the continued operation of the business by the Company after the date hereof on substantially the same basis as heretofore operated or which would materially restrict the ability of the Company or any Subsidiary thereof to acquire any property or conduct business in any where in the world.

         SECTION 3.06. CONSENTS. Disclosure Schedule Section 3.06 contains a list of all consents of any Person necessary for the consummation of the Transactions, including consents from parties to loans, contracts, leases or other agreements and consents from Governmental Entities. All such consents have been obtained and evidence thereof has been provided to Telepad, except where the failure to obtain any consent or consents would not in the aggregate have a Material Adverse Effect on the Company.

         SECTION 3.07. BOOKS AND RECORDS. The minute books of the Company, as previously made available to Telepad and its representatives, contain (a) a true, correct and complete copy of the charter documents of the Company, and (b) complete and accurate records of all meetings of, and corporate action taken by (including actions taken by written consent), the Company's stockholders and board of directors and all committees thereof, except to the extent that any omitted records would not regard an event or omission (i) that could have a Material Adverse Effect on the Shares, the Company or the Business, or (ii) constitute a misrepresentation or breach of representation or warranty by the Company or either Sellers made in this Agreement . The Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

         SECTION 3.08. BANK ACCOUNTS AND POWERS OF ATTORNEY. Set forth in Disclosure Schedule Section 3.08 is an accurate and complete list showing (a) the name and address of each bank or other financial institution in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all persons and entities authorized to draw thereon or to have access thereto, and (b) the names of all persons and entities, if any, holding powers of attorney from the Company and a summary statement of the terms thereto.

         SECTION 3.09. FINANCIAL STATEMENTS. The Company has previously furnished Telepad with an unaudited balance sheet of the Company dated as of December 31, 1997 (the "Balance Sheet") and the related statements of earnings, changes in stockholders' equity and cash flows for the 12-month period then ended, an unaudited balance sheet of the Company dated as of December 31, 1996, unaudited balance sheets of L& E Equipment and Supply, Inc. dated as of December 31, 1996 and December 31, 1995, and related statements of earnings for the periods then ended (all of the foregoing financial statements are hereinafter referred to as the "Financial Statements"). The Balance Sheet fairly presents in all material respects the financial condition of the Company at the date thereof and, except as indicated therein, reflects, to the extent required by GAAP, all claims against and all debts and liabilities of the Company, fixed or contingent, as at the date thereof and the related statements of earnings, changes in stockholders' equity and cash flows fairly present in all material respects the results of operations of the Company and the changes in its financial position for the periods indicated. Such other balance sheets fairly present in all material respects the financial condition of the Company at the respective dates thereof and, except as indicated therein, reflect, to the extent required by GAAP, all claims against and all debts and liabilities of the Company, fixed or contingent, as at the respective dates thereof, and the related statements of earnings, changes in stockholders' equity and cash flows fairly present in all material respects the results of operations of the Company and the changes in financial position for the periods indicated. Except as set forth in Disclosure Schedule Section 3.09, since December 31, 1997 (the "Balance Sheet Date") there has been (a) no material adverse change in the assets or liabilities, or in the business or financial condition, or in the results of operations, of the Company, whether as a result of any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise and (b) no change in the assets or liabilities, or in the business or financial condition, or in the results of operations, of the Company, except in the ordinary course of business or as contemplated by this Agreement; and to Sellers' and the Company's best knowledge, information and belief no fact or condition exists or is contemplated or threatened which might cause such a change. The total liabilities (actual and contingent) of the Company, as determined in accordance with GAAP, applied on a consistent basis, do not exceed $1,500,000.

         SECTION 3.10.     ACCOUNTING RECORDS.

                    (a) The Company's records accurately and validly reflect in all material respects the transactions of the Company, and the Company's accounting controls are sufficient to insure that such transactions are (i) executed in accordance with management's general or specific authorization and
(ii) recorded in conformity in all material respects with GAAP so as to maintain accountability for assets.

                    (b) The Company's records, to the extent they contain material information that is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

         SECTION 3.11. TITLE TO PROPERTIES; ENCUMBRANCES. Except for properties and assets reflected in the Balance Sheet or acquired since the Balance Sheet Date which have been sold or otherwise disposed of in the ordinary course of business, the Company has good, valid and marketable title to (a) all of the assets, including all of the assets reflected in the Balance Sheet, except as indicated in the notes thereto, and (b) all of the assets purchased by the Company since the Balance Sheet Date, except where the failure to have such title would not in the aggregate have a Material Adverse Effect on the Company; in each case subject to no Lien other than Permitted Liens, except as set forth in Disclosure Schedule Section 3.11.

         SECTION 3.12. REAL PROPERTY. The Company does not own or, except as set forth in Disclosure Schedule Section 3.12, has never owned any real property or any interest (other than leasehold interests) therein.

         SECTION 3.13. ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, the Company has not:

                    (a) conducted its business other than in the usual and ordinary manner and in the ordinary course of business, including making all regularly scheduled payments and commitments (e.g., payroll, taxes, rent and lease payments) coming due through the Closing Date;

                    (b) suffered any material adverse change in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or operations;

                    (c) written down the value of any inventory;

                    (d) waived any claims or rights of substantial value;

                    (e) sold, transferred, or otherwise disposed of any its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

                    (f) disposed of or disclosed to any Person other than Telepad any trade secret, formula, process or know-how of the Company not theretofore a matter of public knowledge, the disclosure of which would have a Material Adverse Effect on the Company;

                    (g) granted any general increase in the compensation of its employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any employee, other than in the ordinary course of business or pursuant to the terms of any existing compensation arrangement otherwise described in Disclosure Schedule Section 3.13(g);

                    (h) made any change in any method of accounting of accounting practice which would have a Material Adverse Effect on the Company; or

                    (i) agreed, whether in writing or otherwise, to take any action described in this Section 3.13.

         SECTION 3.14. ACCOUNTS RECEIVABLE. All accounts receivable, unbilled work in process and other debts due or recorded in the records and books of account of the Company as being due to the Company as at the date of this Agreement and the Closing Date (less the amount of any provision or reserve therefor made in such records and books of account), including those reflected in the Balance Sheet, were or will have been actually made in the ordinary course of business and neither the Company nor any Seller has any reason to believe that such accounts receivable will not be good and collectible in full in the ordinary course of business; and no material amount of such accounts receivable or other debts is, or will at the Closing Date be, subject to any counterclaim or set-off. Sellers and the Company have delivered to Telepad a materially complete and accurate aging list of all receivables of the Company.

         SECTION 3.15. LEASES. Attached as an exhibit to Disclosure Schedule
Section 3.15 are true, correct and complete copies of each equipment and real property lease to which the Company is a party and all modifications, amendments and notices relating thereto (the "Leases"). The Leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; in each case, the Company has been in peaceable possession since the commencement of the Lease; there are no existing defaults by the Company or, to Sellers' and the Company's best knowledge, the lessors thereunder; no event of default by the Company has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default thereunder; neither the Company, nor, to Sellers' and the Company's best knowledge, the lessor has violated any of the terms or conditions of any such lease in any material respect; no waiver, indulgence or postponement of the obligations of the Company thereunder has been granted by the lessor; and the Company has, or will have, paid, satisfied or discharged all its obligations under such leases through the Closing Date, including the payment of rent and operating expenses.

         SECTION 3.16. ASSETS. The Company's tangible assets are as of the date of this Agreement, and will be as of the Closing Date, in good operating condition and repair and none of such Acquired Assets is or will be at the Closing Date in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. The assets listed in Disclosure Schedule Section 3.16 constitute all of the assets and properties of the Company and all of the assets and properties used or held for use in the business of the Company as of the Balance Sheet Date.

         SECTION 3.17. PATENTS, TRADEMARKS, TRADE NAMES, ETC.

         The Company does not own or lease from any third party any Intellectual Property. To conduct its business as it is now being conducted, the Company does not require ownership of any Intellectual Property or rights to use any Intellectual Property of any third party. The Company has not, nor has it been alleged to have, infringed upon any Intellectual Property and there exists no basis for such an allegation except where such infringement would not have a Material Adverse Effect on the Company.

         SECTION 3.18. CONTRACTS AND COMMITMENTS.

                    (a) Except as set forth in Disclosure Schedule Section 3.18, or as contemplated by this Agreement or the agreements and instruments executed in connection herewith ("Transaction Documents"), the Company does not have or is bound by:

                           (i)   any agreement, contract or commitment which
involves or could involve in excess of $25,000 (or $10,000 if not entered into in the ordinary course of business) or which had an unexpired term in excess of five years;

                           (ii)  any agreement, contract or instrument that
grants a power of attorney, agency or similar authority to another Person (other than officers of the Company acting within the scope of their authority);

                           (iii) any loan or advance to, investment in, guaranty
or other contingent liability in respect of any indebtedness or obligation of, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

                           (iv)  any agreement, contract or commitment
relating to the employment of any Person or by the Company, or any bonus, deferred compensation, pension, severance, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;

                           (v)   any management service, consulting, sales
representative, distributor or similar type of contract;

                           (vi)  any confidentiality, nondisclosure or
similar agreement;

                           (vii) any sales contracts, commitments or proposals
which continue for a period of more than 365 days;

                           (viii) any agreement, contract or commitment which
might reasonably be expected to have a Material Adverse Effect on the Company;

                           (ix)  any agreement, contract or commitment limiting
the freedom of the Company to engage in any line of business or compete with any Person or which restricts in any material respect the ability of the Company to conduct its business in any manner or place;

                           (x)  any contract or agreement that contains a right
of first refusal; or

                           (xi) any contract or agreement requiring the Company
to buy or sell goods or services with respect to where there will be costs and expenses materially in excess of expected receipts.

                    (b) Each Contract listed in Disclosure Schedule Section 3.18 is valid and in full force and effect, and there exists no default or event of default or event, occurrence, condition or act (including the transfer of the Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder by the Company or, to Sellers' and the Company's best knowledge, by any other party thereto. The Company has fully performed all of the terms or conditions of any Contract set forth in Disclosure Schedule Section
3.18 (or required to be set forth in Disclosure Schedule Section 3.18) in all material respects, and, to Sellers' and the Company's best knowledge, all of the covenants to be performed by any other party thereto have been fully performed in all material respects. A true, correct, accurate and complete copy of each Contract listed in Disclosure Schedule Section 3.18 has heretofore been delivered or made available to Telepad by Sellers and the Company.

         SECTION 3.19. CUSTOMERS AND SUPPLIERS. Disclosure Schedule Section 3.19 lists the names of and describes all Contracts with and the appropriate percentage of business attributable to the 10 largest customers of and 10 most significant suppliers of the Company's business on a consolidated basis as of the date of this Agreement, and any Sole Source Suppliers (other than electricity, gas, telephone or water) with respect to which alternative sources of supply are not readily available on comparable terms and conditions. There has not been any material adverse change in the business relationship of the Company with any material customer of, or supplier to, the Company since the Balance Sheet Date.

         SECTION 3.20. LABOR DIFFICULTIES. Except to the extent set forth in Disclosure Schedule Section 3.20, (a) the Company is in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage actually pending or, to Sellers' and the Company's best knowledge, threatened against or affecting the Company;
(c) none of the employees of the Company is covered by a collective bargaining agreement or are members of a union and no representation question exists respecting the employees of the Company; (d) there exists no basis for the assessment of unpaid wages with respect to the employees of the Company; (e) the Company has not experienced any other labor problems; and (f) there has not been, and to Sellers' and the Company's best knowledge, there will not be, any material adverse change in relations with the employees of the Company as a result of any announcement of the Transactions.

         SECTION 3.21. PERSONNEL. Disclosure Schedule Section 3.21 sets forth, as of the date hereof, a true and complete list of:

                    (a) the name and current salary of all salaried employees of the Company;

                    (b) the name and wage rate of all hourly employees of the Company;

                    (c) the name and compensation arrangements of any other employees or consultants of the Company not listed in Disclosure Schedule
Section 3.21 pursuant to Sections 3.21(a) or (b); and

                    (d) the name and employment status of each employee of the Company currently on long-term or short-term disability, workers' compensation, sick leave, personal leave, military leave or any similar leave arrangement.

         SECTION 3.22. EMPLOYEE PLANS.

                    (a) List of Plans. Set forth in Disclosure Schedule Section
3.22 is an accurate and complete list of all Employee Plans, whether or not any such Employee Plans are otherwise exempt from ERISA, of established, maintained or contributed to by the Company (including, for this purpose and for the purpose of all of the representations in this Section 3.22, all ERISA

Affiliates of the Company), since September 2, 1974. None of the Employee Plans is, or has ever been, subject to Title IV of ERISA or Part 3 of Title I of ERISA.

                    (b) Status of Plans. The Company does not maintain or contribute on behalf of the employees of the Company to any Employee Plan subject to ERISA which is not, or in the past has not been, in substantial compliance with ERISA.

         The Company does not maintain any Employee Plan which is a "Group Health Plan" (as such term is defined in Code Section 5000(b)(1)) that has not been administered and operated in all material respects in compliance with the applicable requirements of Code Sections 601 of ERISA and 4980B, and the Company is not subject to any liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation. The Company does not maintain any Employee Plan (whether qualified or nonqualified within the meaning of Code Section 401(a)) providing for retiree health and/or life benefits and having unfunded liabilities. The Company does not maintain any Employee Plan which is an "Employee Welfare Benefit Plan" (as such term is defined in ERISA Section 3(1) nor has the Company provided any benefit in Section 4976(b)) for which an excise tax would be imposed. Subject to compliance with applicable law, to Sellers' and the Company's best knowledge, except as set forth in Disclosure Schedule Section 3.22, no condition exists which would prevent L&E from amending on a prospective basis or terminating any Employee Plan providing health or medical benefits in respect of any active or former employee of the Company (excluding with respect to pre-existing medical conditions).

                    (c) Contributions. Full payment has been made of all amounts which the Company is required, under applicable law or under any Employee Plan or any agreement relating to any Employee Plan to which the Company is a party to have paid as contributions thereto as of the last day of the most recent fiscal year of such Employee Plan ended prior to the date hereof. The Company has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Plans and each such plan as is represented and has not been increased subsequent to the date as of which documents have been provided.

                    (d) Tax Qualification. Each Employee Plan intended to be qualified under Code Section 401(a) has been determined to be so qualified by the Internal Revenue Service and, to the Sellers' and Company's best knowledge, nothing has occurred since the date of the last such determination which resulted in or is likely to result in the revocation of such determination.

                    (e) Compliance With Tax Reform Act of 1986. The Company has either adopted on a timely basis all amendments to Employee Plans which are required by the Tax Reform Act of 1986, as amended so as to avoid discrimination in participation or benefits in favor of the highly compensated employees or has complied with the requirements for obtaining "anti-cutback" relief provided under Internal Revenue Service Notice 88-131 and the subsequent

Internal Revenue Service pronouncements covering the subject matter of Notice 88-131 by adopting appropriate amendments to such Employee Plans.

                    (f) Transactions. Except as set forth in Disclosure Schedule
Section 3.22, the Company has not engaged in any transaction with respect to the Employee Plans which would subject it to a tax, penalty or liability for prohibited transactions under ERISA or the Code nor has any of its directors, officers or, to Sellers' and the Company's best knowledge, employees to the extent they or any of them are fiduciaries with respect to such plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or would result in any claim being made under or by or on behalf of any such plans by any party with standing to make such a claim.

                    (g) Triggering Events. The execution of this Agreement, and the consummation of the Transactions, do not and will not constitute a triggering event under any Employee Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits to any employee or former employee or director of the Company.

                    (h) Other Plans. The Company does not currently maintain on behalf of its employees any Foreign Plan.

                    (i) Documents. The Company has delivered or caused to be delivered to Telepad and its counsel true and complete copies of (i) all Employee Plans as in effect, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service determination letter obtained with respect to any such Employee Plan qualified under Code Section 401(a) or tax-exempt under Code Section 501(a) and (ii) Form 5500 for the most recent completed fiscal year for each Employee Plan required to file such form.

                    (j) Terminated Plan. The Company has no terminated Employee Plans which may give rise, either now or in the future, to liability to Sellers, the Company, L&E or Telepad upon or as a result of consummation of the Transactions.

         SECTION 3.23. LITIGATION. Except as set forth in Disclosure Schedule
Section 3.23, there is no action, suit, inquiry, proceeding or, to Sellers and Company's best knowledge, investigation by or before any Governmental Entity pending or, to Sellers' and Company's best knowledge, threatened against or involving the Company or Sellers which, if adversely determined, would in the aggregate have a Material Adverse Effect on the Company, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company or Sellers pursuant to this Agreement or in connection with the Transactions; nor, to Sellers' and the Company's best knowledge, is there any valid basis for any such action, proceeding or investigation. The Company is not in default under or in violation of, nor, to Sellers' and the

Company's best knowledge, is there any valid basis for any claim of default under or violation of, any Contract, indebtedness or restriction to which it is a party or by which it is bound except for violations or defaults which in the aggregate would not have a Material Adverse Effect on the Company. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Disclosure Schedule Section 3.23, there is no matter as to which the Company has received any notice, claim or assertion, or, to the Sellers' and Company's best knowledge, which otherwise has been threatened, or is reasonably expected to be threatened or initiated, against or affecting any director, officer, agent or representative of the Company or any other Person, nor to the Sellers' and Company's best knowledge is there any reasonable basis therefor, in connection with which any such Person has or may reasonably be expected to have any right to be indemnified by the Company.

         SECTION 3.24. COMPLIANCE WITH LAW. The business and the other operations of the Company have been conducted in accordance with all applicable laws, regulations, rules and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over the Company, the non-compliance with which in the aggregate would have a Material Adverse Effect on the Company. The Company has not received any notification of any asserted current or past failure by the Company to comply with such laws, rules or regulations.

         SECTION 3.25. PERMITS. The Company holds all Permits that are required by any Governmental Entity to permit it to conduct its business as now conducted except where the failure to hold any such permit would not in the aggregate have a Material Adverse Effect on the Company, and all such Permits are valid, in full force and effect and will remain so upon consummation of the Transactions, except where the failure to be in full force and effect would not in the aggregate have a Material Adverse Effect on the Company. To Sellers' and the Company's best knowledge, no suspension, cancellation or termination of any of such Permits is threatened or imminent which suspension, cancellation or termination could reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 3.26. DIVIDENDS AND OTHER DISTRIBUTIONS. Except as set forth in Disclosure Schedule Section 3.26, there has been no dividend or other distribution of assets by the Company whether consisting of money, property, stock or any other thing of value, declared, issued or paid to or for the benefit of Sellers (or any other holders of Company capital stock) subsequent to the Balance Sheet Date.

         SECTION 3.27. UNDISCLOSED LIABILITIES. The Company does not have any outstanding material claims, liabilities or indebtedness of any nature, whether accrued, absolute, contingent or otherwise, and whether due, or to become due, probable of assertion or not, except liabilities (a) set forth in the Balance Sheet or referred to in the footnotes thereto, (b) incurred subsequent to the Balance Sheet Date in the ordinary course of business not involving borrowings by the Company, or (c) set forth in Disclosure Schedule Section 3.27.

         SECTION 3.28. TAXES. The Company and Sellers have filed or caused to be filed, within the times and within the manner prescribed by law, Tax Returns which are required to be filed by, or with respect to, the Company. Such Tax Returns including amendments to date have been prepared in good faith and reflect completely and accurately in all material respects all liability for Taxes of the Company and of Sellers in respect of the Company, for the periods covered thereby, whether or not due and payable and whether or not disputed. All Taxes payable by, or due from, Sellers in respect of the Company and its Sellers, the Company and Sellers have been fully paid or adequately disclosed and fully provided for in the Company's books and financial statements. To Sellers' and the Company's best knowledge, no examination of any Tax Return of the Company or of Sellers in respect of the Company is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of the Company, or of Sellers in respect of the Company.

         SECTION 3.29. INSURANCE. Set forth in Disclosure Schedule Section 3.29 is a complete list of insurance policies which the Company maintains with respect to its business, operations, properties or employees. Such policies are in full force and effect and are free from any right of termination on the part of the insurance carriers. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which the Company and its property and assets are normally exposed in the operation of its business. There has not been any material adverse change in the relationship of the Company with its insurers or in the premiums payable pursuant to such policies.

         SECTION 3.30. ENVIRONMENTAL LAWS AND REGULATIONS.  Disclosure Schedule
Section 3.30 contains information relating to the following items:

                  (a) the nature and quantities of any Hazardous Substance generated, transported or disposed of by the Company during the past three years (other than raw material awaiting manufacturing, work-in-process or finished goods and through the sale of products in the ordinary course of business), together with a description of the location of each such activity; and

                  (b) a summary of the nature and quantities of any Hazardous Substance that have been disposed of or found at any site or facility owned or operated presently or at any previous time by the Company (other than raw material awaiting manufacturing, work-in-process or finished goods and through the sale of products in the ordinary course of business).

         The Company is in compliance in all material respects with all applicable Environmental Laws. Except as disclosed in Disclosure Schedule
Section 3.30, the Company has not been alleged to be in violation of, nor has it been subject to any administrative or judicial proceeding pursuant to, Environmental Laws either now or any time during the past three years. Except as disclosed in Disclosure Schedule Section 3.30, there are no facts or circumstances which could reasonably be expected to form the basis for the assertion of any Claim against the Company relating to Environmental Laws, which might have a Material Adverse Effect on the Company.

         SECTION 3.31. ABSENCE OF CERTAIN PAYMENTS. In connection with the business and operations of the Company, neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to Government Entity officials or others or established or maintained any unlawful or unrecorded funds. With respect to the business and operations of the Company, neither the Company nor any director, officer, or, to Sellers' and the Company's best knowledge, agent, employee or other Person acting on their behalf, has accepted or received any unlawful contributions, payments, gifts or expenditures.

         SECTION 3.32. INSIDER INTERESTS. Except as set forth in Disclosure Schedule Section 3.32, no officer or employee of the Company has any material interest in any property, real or personal, tangible or intangible of the Company, is indebted or otherwise obligated to the Company, has any contractual relationship with the Company or, to Sellers' and the Company's best knowledge, is an officer, director, employee or consultant of a competitor of the Company. The Company is not indebted or otherwise obligated to any director, officer, employee or stockholder of the Company, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. Except as set forth in Disclosure Schedule Section 3.32 and for the rights of the Company hereunder, the consummation of the Transactions will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from the Company or the successor or assign thereof to any Person.

         SECTION 3.33. BROKERS AND FINDERS. Neither Sellers, the Company or any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Transactions.

         SECTION 3.34. PRODUCT OR SERVICE LIABILITY. There is no action, suit, inquiry, proceeding or, to Sellers' and the Company's best knowledge, investigation by or before any Governmental Entity pending or, to Sellers' and the Company's best knowledge, threatened against the Company relating to any services alleged to have been performed by the Company and alleged to have been defective or improperly rendered, or any products delivered or sold by the Company which are alleged to be defective, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 3.35.     GOVERNMENTAL INTERACTION.  Disclosure Schedule
Section 3.35 lists all Governmental Entity reviews, audits, and, to Sellers' and the Company's best knowledge, investigations, whether pending or completed or, to Sellers' and the Company's best knowledge, threatened, within the three-year period preceding the date of this Agreement, relating to the business or operations of the Company.

         SECTION 3.36. SECURITY MATTERS. The Company is in compliance in all material respects with all security and related requirements on its classified Contracts. Disclosure Schedule Section 3.36 describes the status and findings of all security compliance inspections completed within the past two years and all on-going security investigations or inquiries known to Sellers and the Company relating to the Company and any of its directors, officers or employees. Disclosure Schedule Section 3.36 also describes all security problems, incidents or occurrences known to Sellers and the Company occurring within the past two years which involve non-compliance by the Company or its directors, officers or employees with applicable security requirements.

         SECTION 3.37. GOVERNMENT FURNISHED PROPERTY. Any property or equipment furnished to the Company prior to the date of this Agreement by the United States Government (or any agent or other party thereof) or any other customer that has not been returned to such customer is properly accounted for and in the possession of the Company. Any such property is in good operating condition and state of repair, ordinary wear and tear excluded.

         SECTION 3.38. ESTIMATES. All documents, schedules and other information provided by Sellers, the Company or its authorized agents to Telepad relating to the Company, including estimates to complete and cash flow for the active contracts of the Company, represent Sellers' and the Company's best estimates of the results reasonably expected to occur and represent a good faith assessment of projected future results.

         SECTION 3.39. DISCLOSURE. None of this Agreement, the Financial Statements or any document or statement in writing which has been supplied by or on behalf of Sellers or the Company in connection with the Transactions contains any untrue statement of material fact, or omits any statement of material fact necessary to make the statements contained herein or therein not misleading.

         SECTION 3.40. CUMULATIVE EXCEPTIONS. The exceptions and qualifications to the representations and warranties of Sellers and the Company in this Article III which are based upon such exceptions and qualifications not being "material" or being "in all material respects" or not having a "Material Adverse Effect" on the Company will not, individually or in the aggregate, have a Material Adverse Effect on the Company.


                                   ARTICLE IV
                         ADDITIONAL REPRESENTATIONS AND
                              WARRANTIES OF SELLERS

         To induce Telepad to enter into the Transaction Agreements and to consummate the Transactions, each Seller, severally but not jointly, represents and warrants to Telepad that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

         SECTION 4.01. OWNERSHIP. Such Seller is the beneficial owner of the Shares set forth opposite his or her name in Section 2.01(a), free and clear of all adverse Liens, other than restrictions of a general nature arising under federal and state securities laws, or as specifically provided in this Agreement, and upon consummation of the Closing, Telepad shall have all right, title and interest in all of the Shares, free and clear of all adverse Liens, other than restrictions of a general nature arising under federal and state securities laws, or as specifically provided in this Agreement.

         SECTION 4.02. CONFLICTS. Seller is not subject to, or a party to, any mortgage, Lien, lease, Permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character which would prevent consummation of the Transactions or compliance by Seller with the terms, conditions and provisions hereof. No consent of any Person which has not been obtained is necessary for the consummation of the Transactions by such Seller.

         SECTION 4.03. ACQUISITION OF TELEPAD SHARES.

                  (a) Seller is acquiring the Telepad Shares hereunder solely for investment purposes, with no present intention of distributing or reselling any of the Telepad Shares or any interest therein; the Seller acknowledges that the Telepad Shares have not been registered under the Securities Act or under any state securities laws.

                  (b) Seller is aware of the applicable limitations under the Securities Act relating to a subsequent sale, transfer, pledge, mortgage, hypothecation, gift, assignment or other encumbrance of the Telepad Shares; and further acknowledge that the Telepad Shares must be held indefinitely unless subsequently registered under the Securities Act and applicable state se curities laws or an exemption from such registration is available.

                  (c) Seller has received from Telepad adequate access to financial and other information concerning Telepad and the Telepad Shares, including (i) Telepad's annual report on Form 10-KSB for the year ended December 31, 1997 and Telepad's quarterly report on Form 10- QSB for the quarter ended March 31, 1998, and (ii) the warrants to purchase Telepad Common Stock and convertible securities in connection with subscription agreements between the Telepad and Ellis Enterprises LTD, Beeston Investments LTD, Hewlett Fund, Inc., and East Lane Corporation LTD., each dated as of the Closing Date, and the convertible securities to be issued to the foregoing Persons and to be dated as of the Closing Date. Seller has had the opportunity to ask questions of and receive answers from Telepad concerning the Telepad Shares and to obtain therefrom any additional information necessary to make an informed decision regarding the acquisition of the Telepad Shares hereunder.

                  (d) Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Telepad Shares; and such investment in the Telepad Shares is suitable for Seller upon the basis of the facts regarding its financial situation and needs.

                  (e) Seller realizes that Telepad is relying on the validity of its representations and agreements contained herein in issuing the Telepad Shares to Seller without registration under the Securities Act.

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF TELEPAD

         Telepad represents and warrants to each Seller as of the date hereof and as of the Closing Date as follows:

         SECTION 5.01. CORPORATE ORGANIZATION; ETC. Telepad is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         SECTION 5.02. AUTHORIZATION; ETC. Telepad has full corporate power and authority to enter into this Agreement and the Ancillary Agreements, and to consummate the Transactions. Telepad has taken all action required by law, the Telepad Charter and Bylaws or otherwise to authorize the execution and delivery of each of this Agreement, the Ancillary Agreements, and the consummation of the Transactions, and each of this Agreement and the Ancillary Agreements is a valid and binding agreement of Telepad enforceable against Telepad, in accordance with its terms, except to the extent that enforcement may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting the enforcement of rights of creditors or other obliges generally and the scope of equitable remedies which may be available.

         SECTION 5.03. NO VIOLATION. Neither the execution and delivery of this Agreement, the Ancillary Agreements, or any other Transaction Document, as applicable, nor the consummation of the Transactions will violate Telepad's Charter or Bylaws or violate, or be in conflict with, or constitute a default under, or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Telepad is a party or by which Telepad is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any Governmental Entity.

         SECTION 5.04. BROKERS AND FINDERS. Neither Telepad nor any of its officers, directors or employees has employed any broker or finder that will result in either the Company or any Seller being liable for any brokerage fees, commissions or finders' fees in connection with the Transactions.

         SECTION 5.05. CAPITALIZATION OF TELEPAD.

                  (a) On the date hereof, Telepad has an authorized capitalization consisting of (i) 95,000,000 shares of common stock, par value $.01 per share, of which 94,406,937 shares are Class A Common Stock and 593,063 are Class B Common Stock, and (ii) 5,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). Telepad's outstanding capital stock consists of 12,121,874 shares of Class A Common Stock and no shares of either Class B Telepad Common Stock or preferred stock and no shares of Class A Telepad Common Stock are in the treasury of Telepad. All of such issued and outstanding Telepad Common Stock has been duly authorized and validly issued and is fully paid and nonassessable, and is not subject to any preemptive rights of other stockholders. Except as otherwise provided herein, the Telepad Shares to be issued to Sellers pursuant to this Agreement, when issued and delivered and paid for at the Closing in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and not subject to any preemptive rights of other stockholders, and Sellers will not be subject to personal liability by reason of being a holder of such Telepad Shares. The Telepad Common Stock is currently traded on the "Small Cap" segment of The Nasdaq Stock Market.

         SECTION 5.06. NO GENERAL SOLICITATION. Neither Telepad nor any of its Affiliates has engaged in any form of general solicitation or general advertising in connection with the purchase and sale of Telepad Shares hereunder, nor made any other sales or solicited any other Persons to buy Telepad securities that would require registration under the Securities Act of the Telepad Shares contemplated to be sold and purchased hereunder.

         SECTION 5.07. TITLE TO TELEPAD SHARES. Upon consummation of the Closing, each Seller shall have received from Telepad good and marketable title to the Telepad Shares issued to such Seller hereunder, free and clear of all Liens other than restrictions of a general nature arising under federal and state securities laws, or as contemplated hereby.

         SECTION 5.08. NASDAQ FILINGS. Prior to the Closing Date, Telepad shall have made all notice and other filings required by The Nasdaq Stock Market with regard to the issuance of the Telepad Shares hereunder.

         SECTION 5.09. SEC FILINGS. Telepad has delivered to each Seller, Telepad's annual report on Form 10-KSB for the year ended December 31, 1997 and Form 10-QSB for the quarter ended March 31, 1998, as filed with the Securities and Exchange Commission. As of its date, each of such annual report and quarterly report (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Telepad's audited financial statements and unaudited interim financial statements included or incorporated by reference in such reports have been prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be indicated in the notes thereto), and fairly present in all material respects Telepad's assets, liabilities and financial position as of the dates thereof and the results of Telepad's operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

         SECTION 5.10. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement, or reflected in any financial statement or note thereto referred to in Section 5.09, since March 31, 1998, there has not been
(a) any material adverse change in the Telepad's business, assets, operations or financial condition; (b) any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect upon the Telepad's properties or business; or (c) any change by Telepad in accounting principles or methods except insofar as may be required by a change in GAAP.

         SECTION 5.11. LITIGATION. There is no action, suit, inquiry, proceeding or, to Telepad's best knowledge, investigation by or before any Governmental Entity pending or, to Telepad's best knowledge, threatened which, if adversely determined, would have a material adverse effect on the Telepad's business, assets, operations or financial condition or on Telepad's ability to perform its obligations under this Agreement or under any Ancillary Agreement.

                                   ARTICLE VI
                        CERTAIN COVENANTS AND AGREEMENTS

         SECTION 6.01. CONDUCT OF COMPANY'S BUSINESS. Sellers and the Company agree that, except as Telepad may otherwise grant its prior consent, from and after the date hereof until the earlier of the Additional Consideration Payment Date or the termination of this Agreement pursuant to Section 10.01:

                  (a) The business and operations of the Company will be conducted only in the ordinary course in all material respects; and Sellers and the Company will use their reasonable efforts to preserve and maintain the business and properties of the Company, keep available the services of their employees, and preserve for Telepad the relationships of the Company with its employees, suppliers, customers, sales representatives and others having business relations with the Company.

                  (b) Except as may be required by existing Contracts or applicable law, or as permitted in the Employment Agreements, the Company will not increase, or obligate itself to increase, the compensation payable or to become payable by the Company to any of the directors, officers or employees of the Company or incur any additional obligations with respect to any such directors, officers or employees or take any action with respect to the grant or increase of severance or termination pay payable after the Closing Date or institute an increase in or otherwise amend any deferred compensation, insurance, retirement, medical, disability, welfare or other Employee Plan. Notwithstanding the foregoing, the Company shall be entitled to hire employees in the ordinary course of business.

                  (c) The Company will not take any action or fail to any action that would result in any breach of a representation, warranty or covenant hereunder or otherwise impede the consummation of the Transactions.

                  (d) The Company shall, upon reasonable notice, afford the officers, employees, counsel, accountants, financing sources and other authorized representatives of Telepad or any of its Affiliates ("Representatives") reasonable access during normal business hours to its properties, books, contracts, commitments and records and personnel and advisors (who will be instructed by the Company to cooperate) furnish promptly to Telepad all information concerning its business, properties and personnel as Telepad or its Representatives may reasonably request; provided that any review will be conducted in a way that will not interfere unreasonably with the conduct of the Company's business, and provided, further, that no review pursuant to this
Section 7.01(d) shall affect or be deemed to modify any representation or warranty made by the Company or any Seller herein.

                  (e) The Company will furnish to Telepad when they become available the Company's unaudited and interim unaudited consolidated financial statements for periods ending after the Closing Date.

                  (f) Neither the Company or any Subsidiary thereof will enter into any material transaction with the Company or any Affiliate of the Company or of either Seller, except for Telepad and its other Subsidiaries.

                  (g) The Company will maintain its books and records in all material respects in accordance with generally accepted corporate practice and will cause its Subsidiaries to do so.

                  (h) The Company will comply in all material respects with all laws, rules and regulations applicable to it and will cause its Subsidiaries to do so.

                  (i) The Company will provide to Telepad, promptly upon receipt thereof, a copy of any notice from any Governmental Entity of the revocation, suspension, violation, or limitation of the rights under, or of any proceeding for the revocation, suspension, or limitation of the rights under (or that such authority may in the future, as the result of failure to comply with laws or regulations or for any other reason, revoke, suspend, or limit the rights under) any Permit held by the Company or any Subsidiary thereof.

                  (j) The Company will notify Telepad promptly after learning of the institution or threat of any action against the Company or any Subsidiary thereof before any Governmental Entity, or any action against the Company or any Subsidiary thereof before any Government Entity, and notify Telepad promptly upon receipt of any Governmental Entity order relating to any of the assets or business of the Company or any Subsidiary thereof.

                  (k) The Company will not issue any capital stock or any Purchase Rights regarding Company capital stock or securities convertible into or exercisable or exchangeable for any Company capital stock, nor will the Company authorize or agree to do any of the foregoing or cause any Subsidiary to do any of the foregoing with respect to such Subsidiary's capital stock.

                  (l) Except for the purchase and sale of the Shares hereunder, the Company not issue, sell, pledge, assign, transfer or otherwise dispose of or encumber any of the Company capital stock or other securities of the Company, nor grant any right to vote or acquire any Company capital stock or other securities of the Company.

                  (m) The Company shall not engage in, or enter into any agreement with respect to, or resolve to engage in or to enter into any agreement with respect to, any Major Transaction.

                  (n) The Company shall furnish to Telepad:

                           (i)   as soon as available, but in the event
within 60 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as at the and of such year and the related consolidated statements of income and retained earnings, changes in stockholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on by the Independent Accountant or other independent certified public accountants of nationally recognized standing acceptable to Telepad;

                           (ii)  as soon as available, but in any event
within 60 days after the end of each fiscal year of the Company, a copy of the consolidating balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidating statements of income and retained earnings, changes in stockholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, certified by an executive officer of the Company as being fairly stated in all material respects;

                           (iii) as soon as available, but in any event within
30 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated and consolidating balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and retained earnings, stockholders' equity and cash flows of the Company and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by an executive officer of the Company as being fairly stated in all material respects when considered in relation to the consolidated and consolidating financial statements of the Company and its consolidated Subsidiaries (subject to normal year-end audit adjustments); all such financial statements specified in (i), (ii) and (iii) above to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein);

                           (iv)  a copy of each report, certificate or other
document or information delivered to the Company's lenders, concurrently with the delivery thereof to such lenders, including all annexes or attachments thereto;

                           (v)   as soon as available, but in any event
within 30 days after the end of each fiscal month of the Company, a copy of the consolidating balance sheet of the Company and its consolidated Subsidiaries as at the end of each such fiscal month and the related consolidating statement of income, each certified by an executive office of the Company as being fairly stated in all material respects;

                           (vi)  as soon as available, but in any event
within 60 days after the Closing Date Closing, the audited consolidated and consolidating balance sheet of the Company and its consolidated Subsidiaries for the fiscal years ended December 31, 1997, December 31, 1996, and December 31, 1995, and the related audited consolidated and consolidating statements of income and retained earnings, stockholders' equity and cash flows of the Company and its consolidated Subsidiaries for each such fiscal year, reported on by the Independent Accountant or other independent certified public accountants of nationally recognized standing acceptable to Telepad, and to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods.

                           (vii) such other information as Telepad may
reasonably request from time to time, including without limitation, any information required to be furnished or filed by Telepad to the SEC or Nasdaq in order to comply with Nasdaq rules and requirements, the requirements of the Securities Act or the Securities Exchange Act.

                  (o) The Company and Sellers agree to provide, and shall cause the Company's Subsidiaries and its and their respective officers and employees to provide, all necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the payment of the Additional Consideration and the refinancing of the indebtedness of the Company and its Subsidiaries, including the execution and delivery of any commercially reasonable commitment and fee letters, term sheets, underwriting or placement agreements, pledge and security documents, other commercially reasonable definitive financing documents, or other reasonably requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, as may be reasonably requested by Telepad. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the request of Telepad, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company or of any Subsidiary, provided that no such prepayment or redemption shall themselves actually be made until contemporaneously with or after the payment of the Additional Consideration.

                  (q) On or before December 31, 1999, the Company's board of directors and appropriate officers of the Company shall take all action necessary or appropriate to amend the Merrill Lynch Simple Retirement Account Plan maintained by the Company so as to provide that no further contributions shall be made to such plan subsequent to December 31, 1999. In addition, the Company's board of directors and appropriate officers shall take all action necessary or appropriate to effectuate the termination of such plan and the distribution of the assets of such plan to the plan's participants on or before December 31, 2001.

         SECTION 6.03. CONFIDENTIALITY.

                  (a) In connection with the Transactions, the Company and Sellers will furnish to Telepad and Telepad will furnish to the Company and Sellers certain information regarding their respective businesses. All information furnished hereunder to Telepad or to the Company and Sellers or their respective directors, officers, employees, agents or representatives, including attorneys, accountants, consultants and financial advisors (collectively "representatives") and all analyses, compilations, data, studies or other documents prepared by any Party or its respective representatives containing, or based in whole or in part on, any such information are hereinafter collectively referred to as the "Information." For all purposes hereof, however, the term "Information" shall not include (i) information that is or becomes lawfully available to the public other than as a result of disclosure by any Party in breach of this Agreement; (ii) information that is or becomes available to any Party or their representatives on a nonconfidential basis; and (iii) information that has been furnished prior to the date hereof on a nonconfidential basis to Telepad by the Company or Sellers, or its representatives or to the Company or Sellers by Telepad or its representatives.

                  (b) (i) The Information will be kept confidential and will not, without prior written consent of the Party which provided the Information hereunder, be disclosed by the Party to which the Information was provided or their representatives.

                           (ii) Subject to the provisions of Section 6.05, no
Party will disclose to any other Person the terms, conditions or other facts with respect to the Transactions, including the status thereof, except such disclosure as has been previously approved and as may be required by law, as reasonably determined by the applicable party based on the advice of counsel.

                  (c) If this Agreement is terminated or expires, Telepad shall, as requested by Sellers, return or destroy the Information provided to it by the Company and Sellers and the Company and Sellers shall, as requested by Telepad, return or destroy the Information provided to them by Telepad.

                  (d) If any Party or any of representatives of any Party is requested or becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of the Information relating to a Party other than itself, such other Party will be provided with prompt written notice so that it may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If such protective order or other remedy is not obtained, or if the Party that provided the Information waives compliance with the provisions of this Agreement, the person who has been the subject of such request or legal compulsion will furnish only that portion of the Information which is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information. Notwithstanding anything herein to the contrary, each Party shall be free to disclose any Information during the course of or in connection with any litigation, arbitration or other proceeding based upon or in connection with the subject matter of this Agreement.

         SECTION 6.04. ANNOUNCEMENTS AND FEDERAL SECURITIES LAW MATTERS.

                  (a) Each Party and its representatives will exercise all reasonable efforts to maintain confidentiality with respect to the existence of this Agreement and the Transactions at all times prior to the public announcement of the execution and delivery of this Agreement, except that it is understood that Telepad will, after consulting with the Company, release a press statement announcing the existence of this Agreement and the Transactions and file with the SEC a report including disclosure of this Agreement and the Transactions and a copy hereof as an exhibit. The provisions of this Section
6.04 will be subject to each Party's obligation to comply with applicable requirements of federal or state laws or any governmental order or regulation; and in this regard, Sellers and the Company understand that Telepad is a publicly held corporation and as a result has disclosure obligations under federal and state securities laws and under the policies and rules of the National Association of Securities Dealers, Inc., regarding Telepad and its affiliated entities, including Subsidiaries.

                  (b) Until the Additional Consideration Payment Date, except as may otherwise be required by law or NASDAQ rules, Telepad will exercise reasonable efforts under the particular circumstance to provide Sellers with an opportunity to comment on any proposed public communication regarding the Company before its release to the public.

                  (c) Sellers and the Company (i) acknowledge that they are and their representatives to whom Information will be provided hereunder by Telepad will be (1) aware that the federal and state securities laws prohibit any Person who has material nonpublic information about a company from purchasing or selling securities of such company (whether debt or equity securities), or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (2) familiar with the Exchange Act, and (ii) agree that Sellers and the Company will not use, and will not permit or cause any Person to use, any such Information in contravention of the Exchange Act, including Rule 10b-5 thereunder.

         SECTION 6.05. NOTIFICATION OF CERTAIN MATTERS. Sellers and the Company shall give prompt notice to Telepad, and Telepad shall give prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty contained in this Agreement and made by such party to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date and (b) any failure of Telepad, Sellers or the Company, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

         SECTION 6.06. PERMITS AND APPROVALS.

                  (a) The Parties agree to cooperate and use their best reasonable commercial efforts to obtain (and will immediately prepare all filings, applications, requests and notices preliminary to) all approvals and permits that may be necessary or which may be reasonably requested by any such party to consummate the Transactions.

                  (b) To the extent that the approval of a third party with respect to any Contract is required in connection with the Transactions, Sellers and the Company shall use their best reasonable commercial efforts to obtain such approval prior to the Closing Date and if any such approval is not obtained, Sellers and the Company shall cooperate with Telepad to ensure that the Company continues to enjoy the benefits of each such Contract after the Closing.

         SECTION 6.07. NO PLEDGES. Until the Additional Consideration Payment Date, Telepad will not pledge, or encumber or hypothecate any Shares, except as contemplated hereby and under the Pledge Agreements.

         SECTION 6.08. NO IMPOSITION OF PAYMENTS. Except with respect to (i) the dividends required pursuant to Section 8.01(d) and (ii) payments with respect to contracts or agreements between the Company and Telepad hereafter arising, the Company shall not make payments for corporate chargebacks, accounting charges incurred at Telepad's request, or management fees payable to Telepad.

                                   ARTICLE VII
                     SURVIVAL; INDEMNIFICATION; NONRECOURSE

         SECTION 7.01. SURVIVAL PERIODS. Except for actions based upon (a) fraud or other intentional acts, or (b) a breach of representations and warranties contained in Sections 3.01, 3.02, 3.12, 3.22, 3.28, 3.30, or 3.32, or Article IV
(each of which shall continue in full force and effect without limitation until expiration of the applicable statute of limitations), and except for those covenants and agreements which, by their terms, expressly survive for a different period of time, including those in Articles V and X, all representations, warranties, covenants and agreements of the Parties contained in this Agreement or expressly incorporated herein by reference shall survive the Closing Date and any investigation made by or on behalf of any Party until the first anniversary of the Closing Date. Claims relating to fraud or breaches of such representations, warranties, covenants and agreements occurring prior to the expiration of the applicable survival period may be asserted up to 30 days after the expiration of such survival period.

         SECTION 7.02. STATEMENTS AS REPRESENTATIONS. All statements contained herein, in the Disclosure Schedule or in any other Transaction Document, shall be deemed representations and warranties within the meaning of Section 7.01.

         SECTION 7.03. INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF TELEPAD

                  (a) If either Seller or the Company breaches (or if third party alleges facts that, if true, would mean either Seller or the Company has breached) any of its representations, warranties and covenants contained herein, then each Seller and the Company, jointly and severally, agrees to indemnify and hold Telepad harmless from and against the entirety of any Adverse Consequences Telepad or, if the Closing occurs, the Company may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, except with respect to a breach of Article IV, Telepad shall not claim indemnification under this Section 7.03(a) unless the aggregate of all claims by Telepad for indemnifications under this Section 7.03(a) equals or exceeds $100,000, in which event, Telepad shall be entitled to make a claim for the entire amount of the Adverse Consequences.

                  (b) Each Seller, jointly and severally, agrees to indemnify and hold Telepad and the Company harmless from and against the entirety of any Adverse Consequences Telepad or the Company may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of any of the Company for any Taxes of any Seller or the Company with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date).

         SECTION 7.04. INDEMNIFICATION PROVISIONS FOR SELLERS BENEFIT. Subject to Section 7.06, if Telepad breaches (or if any third party alleges facts that, if true, would mean Telepad has breached) any of its representations, warranties, and covenants contained herein, Telepad agrees to indemnify and hold each Seller harmless from and against the entirety of any Adverse Consequences such Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

         SECTION 7.05. MATTERS INVOLVING THIRD PARTIES.

                  (a) If any third party shall notify any Seller, the Company or Telepad (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Article VIII, such Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent, the Indemnifying Party thereby is prejudiced.

                  (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party, subject to the terms and conditions hereof, will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.05(b), (i) the Indemnified Party may retain separate co- counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (d) If, however, any of the conditions in Section 7.05(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VII.

         SECTION 7.06.  NONRECOURSE RELEASE OF OBLIGATIONS.

                  (a) Notwithstanding anything herein or in any Ancillary Agreement to the contrary, Telepad shall be entitled at any time to assign and transfer 50% of the Shares to one Seller and the 50% balance of the Shares to the other Seller, in complete satisfaction of all of the Telepad Released Obligations and in such event Telepad shall not have any personal or direct obligation or liability for payment, satisfaction or otherwise in respect of the Telepad Released Obligations and if such aforesaid assignment and transfer occurs on or before the 90th day after the Closing Date, each Seller concurrently therewith shall transfer and assign to Telepad, free and clear of any and all Liens, 475,000 Telepad Preferred Shares, plus a written instrument executed by Seller irrevocably relinquishing all accrued and unpaid dividends with respect to such shares, provided, however, if (i) the Telepad Preferred Shares issued to Seller hereunder shall have converted into Telepad Common Stock, or (ii) a portion of such shares shall have been redeemed by Telepad, or sold to Telepad pursuant to Seller's rights under Section 8.06, resulting in Seller owning fewer than 475,000 Telepad Preferred Shares, then any shortfall in such shares shall be satisfied by Seller transferring and assigning to Telepad an equal number of shares of Telepad Common Stock. Also, notwithstanding anything herein or in any Ancillary Agreement to the contrary, Telepad shall not have any personal or direct obligation or liability in respect of the Telepad Released Obligations except in respect of the Collateral as provided in the Pledge Agreements, and Sellers and the Company, jointly and severally, shall look solely to the Collateral, in satisfaction of the Telepad Released Obligations, as contemplated by the Pledge Agreement.

                  (b) Notwithstanding anything herein or in the Ancillary Agreement to the contrary, neither the Company nor either Sellers shall have any personal or direct obligation or liability for payment, satisfaction or otherwise in respect of the Seller and Company Released Obligations, in the event that (i) Telepad exercises its right pursuant to Section 7.06(a) assign and transfer 50% of the Shares to one Seller and the 50% balance of the Shares to the other Seller, in complete satisfaction of all of the Telepad Released Obligations, or (ii) Sellers become the legal owners of all the Collateral as the result of foreclosure under the Pledge Agreements.

                                  ARTICLE VIII
                         CERTAIN ADDITIONAL POST-CLOSING
                            COVENANTS AND AGREEMENTS

         SECTION 8.01. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Telepad and Sellers for certain tax matters following the Closing Date:

                  (a) Tax Periods Ending on or Before the Closing Date. Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Sellers shall permit Telepad to review and comment on each such Tax Return described in the preceding sentence prior to filing. All obligations of the Company and Sellers in respect of Taxes for periods ending on or prior to the Closing Date shall be retained by Sellers, jointly and severally. If the Company or Telepad pays any such Taxes, Sellers shall reimburse the Company or Telepad, as the case may be, within 15 days after payment by the Company or Telepad.

                  (b) Tax Periods Beginning Before and Ending After the Closing Date. Except as provided in the immediately following sentence, Sellers, as directors of the Company shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date, subject to Telepad's prior review and approval. If, as a result of the transfer of the Shares hereunder to Telepad, the Company or Telepad is required or agrees to file a Tax Return or pay Taxes for a period which includes the Closing Date, Sellers shall pay to the Company or Telepad, as the case may be, within 15 days after the date on which taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date. For purposes of this Section 8.01(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall
(i) in the case of any Taxes other than the Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

                  (c) Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns pursuant to this Section 8.01 and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (i) to retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by another Party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, to allow such other party to take possession of such books and records. Sellers and the Company covenant and agree that if requested by Telepad, Sellers and the Company shall cooperate and take, or cause to be taken, all actions necessary and appropriate to effect a timely proper election under Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder (and, to the extent possible, to make similar elections for state and local income tax purposes) for the deemed purchase of the assets of the Company pursuant to this Agreement.

                  (d) Accounting Method / Dividends. From and after the Closing Date to and until the Additional Consideration Payment Date, the Company shall be obligated to declare as of the last day of each fiscal quarter, and pay dividends in respect of the Shares in an aggregate amount equal to (i) 25% of its estimated "stand alone" tax liability of the Company for the then current tax year, less (ii) with respect to the initial tax year in which a change in a Company method of accounting from "cash basis" to "accrual basis" shall occur, the increase in the Company's estimated "stand alone" tax liability, if any, incurred solely as a result of such change in accounting method ("Estimated Tax Payment"), to the fullest extent that funds are legally available for declaration of such dividends. Until the Additional Consideration has been paid, no other dividend or distribution in respect of the Company's capital stock shall be paid or made. If in respect of any quarterly dividend, funds available for payment of dividends shall be insufficient to permit the payment in full of a dividend equal to the Estimated Tax Payment, then the entire amount legally available for payment shall be declared and paid, and the unpaid mandatory dividends, shall be paid at each successive quarterly payment date to the extent of legally available funds until fully paid. The above-mentioned dividends shall be a mandatory obligation of the Company, subject only to the limitations set forth in Section 1551 of the Business Corporation Law of the Commonwealth of Pennsylvania with respect to funds legally permitted to be used for the payment of dividends. In stating that the above-provided dividend obligations are a mandatory obligation, it is the explicit intent of the Parties to eliminate any and all discretion of the Company's board of directors with respect to the declaration and payment of such dividends and to require the Company's board of directors to declare and pay such dividends as and when provided herein, subject only to compliance with Section 1551 of the Business Corporation Law of the Commonwealth of Pennsylvania.

                  (e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other like Taxes and fees (including any penalties and interest) incurred in connection with transfer and purchase of the Shares hereunder shall be paid by Sellers when due, and the Company and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the Company will join in the execution of any such Tax Returns and other documentation.

         SECTION 8.02. NOMINATION AND ELECTION OF DIRECTORS. Notwithstanding anything herein to the contrary, upon Closing, all necessary actions shall be taken by Parties to cause the Company's board of directors to consist of five directors of whom two shall be designees of Telepad and three shall be designees of Sellers. Until the Additional Consideration Payment Date, Sellers shall have the right to nominate three of the five directors of the Company, and Telepad agrees to vote or otherwise take action in respect of the Shares to elect Seller's three nominees as Company directors. Notwithstanding anything herein to the contrary, on the Additional Consideration Payment Date, (a) a special meeting of the holders of the Company's voting capital stock shall be called to elect a new board of directors to be nominated and elected at Telepad's discretion or, at Telepad's option, such new board may be elected by written consent of holders of the Company's voting capital stock, in lieu of a special or annual meeting of such holders; and (b)Sellers and their nominees shall resign all positions they may occupy as officers and directors of the Company.

         SECTION 8.03. CAPITAL INVESTMENT. Subject to Section 7.06, Telepad shall make an offer to the Company's board of directors to invest an aggregate of $666,667 in the Company in the following increments: $333,333 on the first anniversary of the Closing and $333,334 on the second anniversary of the Closing; provided, however, that the Company's board of directors may decline all or any portion of such investment in its sole discretion.

         SECTION 8.04. NON-COMPETITION AND NON-SOLICITATION.

         (a) Each Seller and the Company severally agrees that the Company and Telepad have invested substantial time and effort in assembling and training their respective staff and personnel and that, as a result of employment by the Company and Telepad, such staff and personnel have gained knowledge of the business affairs, marketing, customers and methods of operation of the Company and Telepad that each Seller and the Company severally agrees constitute confidential information and trade secrets of the Company and Telepad. Accordingly, prior to the second anniversary of the Closing Date and provided that Telepad is not in material breach of this Agreement, each Seller shall not, and shall not permit any Affiliates of either Seller to, at any time, directly or indirectly, solicit, encourage, entice or induce for employment any employee of the Company or Telepad while employed by the Company, Telepad or any other Affiliate of either the Company or Telepad.

         (b) Subject to the consummation of the Closing, each Seller and the Company severally agrees, until the eighth anniversary of the Closing Date, not to engage, directly or indirectly, either as principal, agent, proprietor, stockholder, owner, partner, consultant, member, manager or employee, or participate in the ownership, management, operation or control of any business that is engaged in the Business or in a business similar thereto or otherwise in competition with the Company. Notwithstanding the foregoing, ownership of not more than two percent of the outstanding securities of any company publicly traded on any of national securities exchange or NASDAQ or any major foreign securities exchange shall not be treated as a violation of the foregoing covenants.

         (c) Each Seller and the Company acknowledges that the restrictions set forth in Section 8.04 are necessary for the protection of Telepad and the Company, and that any breach thereof may cause Telepad and the Company irreparable damage. Telepad and the Company shall be entitled to the issuance by a court of competent jurisdiction of an injunction or other equitable relief in favor of Telepad and the Company enjoining the breach or threatened breach of such restrictions. The foregoing provision shall not constitute a waiver of any other remedies Telepad and the Company may have in law or in equity. If any provision or part set forth in this Section 8.04 is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree to modify such provision, or that the court making such determination shall have the power to modify such provision, to reduce the duration or area of such provision or both, or to delete specific words or phrases herefrom ("blue-penciling"), and, in its reduced or blue-penciled form, such provision shall then be enforceable and shall be enforced.

         SECTION 8.05. REGISTRATION RIGHTS. Subject to Section 7.06, each Seller shall be entitled to the registration rights set forth in Exhibit D.

         SECTION 8.06. REPURCHASE OBLIGATIONS. Subject to Section 8.07, each Seller shall have the right, from time to time, at such Seller's option, exercisable by notice to Telepad, to require Telepad to purchase all or any part of the Telepad Shares, as designated by Seller, issued hereunder to and then held beneficially and of record by such Seller, at a repurchase price in cash of $0.38 per Telepad Share, such right beginning on the 90th day after the Closing Date and expiring at 5:00 p.m. (Washington, D.C. time) on the later to occur of
(a) the 300th day after the Closing Date, and (b) the earlier of the (i) 180th day after such Seller's Telepad Common Shares (or in the case of Telepad Preferred Shares, the Telepad Common Stock into which such Telepad Preferred Shares are converted) are first subject to a registration statement effective under the Securities Act (including pursuant to Exhibit D) and (ii) the first anniversary of the Closing Date. The date fixed for any such repurchase shall be the 10th business day following the date of Telepad's receipt of the repurchase notice relating thereto. On or before the repurchase date, each Seller who elects to have Telepad Shares held by such Seller purchased by Telepad under this Section 8.06 shall surrender the certificate(s) representing such Telepad Shares, duly endorsed, to Kane & Silverman, P.C., 2401 Pennsylvania Avenue, Suite 1C-44, Philadelphia Pennsylvania, 19130, with photostatic copy to be sent to Telepad together with the election to have such purchase made, and shall be entitled to receive payment therefor provided in this Section 8.06 upon concurrent surrender by Kane & Silverman, P.C., of such certificate(s) to Telepad. If less than all the Telepad Shares represented by any such surrendered certificate(s) are repurchased, a new certificate shall be issued representing the unpurchased Telepad Shares. Payment of the repurchase price for the Telepad Shares shall be made on the later of the repurchase date or the fifth Business Day after the surrender of such certificate to Kane & Silverman, P.C., (with photostatic copies and notification of election to Telepad). Dividends with respect to the Telepad Shares so purchased shall cease to accrue after the repurchase date, and all rights whatsoever with respect to such Telepad Shares so purchased shall terminate.

         SECTION 8.07. REPURCHASE RIGHTS. Telepad shall have the right, from time to time, commencing on the Closing Date, at Telepad's option, by notice to Sellers or either Seller, to require Sellers or such Seller to sell to Telepad,
(i) all or any part of up to 450,000 Telepad Shares (with such shares being Telepad Preferred Shares, until Sellers or such Seller no longer owns any Preferred Shares, and thereafter Telepad Common Shares, up to the 450,000-share total) at a repurchase price in cash of $0.50 per Telepad Share, with such right expiring at 5:00 p.m. (Washington, DC time) on the 210th day after the Closing Date, and (ii) in addition, if the Telepad Preferred Shares have not converted into Telepad Common Stock on or before the 210th day after the Closing Date, all or part of up to 500,000 Telepad Preferred Shares, at a repurchase price in cash of $1.00 per Telepad Share, with such right expiring at 5:00 p.m. (Washington, DC time) on the 270th day after the Closing Date. The date fixed for any such repurchase shall be the 10th Business Day following the date of Sellers' or Seller's receipt of the repurchase notice relating thereto. On or before the repurchase date, each Seller who has Telepad Shares subject to such a repurchase notice shall surrender the certificate(s) representing such Telepad Shares to Telepad and shall thereupon be entitled to receive payment therefor provided in this Section 8.07. If less than all the Telepad Shares represented by any such surrendered certificate are repurchased, a new certificate shall be issued representing the unpurchased Telepad Shares. Payment of the repurchase price for the Telepad Shares shall be made on the later of the repurchase date or the fifth Business Day after the surrender of such certificate. Dividends with respect to the Telepad Shares so purchased shall cease to accrue after the repurchase date, and all rights whatsoever with respect to such Telepad Shares so purchased shall terminate.

         SECTION 8.08. SELLERS' OBLIGATION TO TRANSFER TELEPAD SHARES. As set forth in Section 4 of the Pledge Agreements, a Seller seeking to exercise the remedies provided under the Pledge Agreement to which such Seller is a party shall be required to transfer and assign to Telepad, free and clear of any Encumbrances (as defined in the Pledge Agreement), 475,000 Telepad Preferred Shares, plus a written instrument executed by such Seller irrevocably relinquishing all accrued and unpaid dividends with respect to such shares, as a condition precedent to such Seller's right to seek, or take any action as, a remedy with respect to any one or more "Events of Default" under, and as defined in, the Pledge Agreement, (a) which occur on or before the first anniversary of the Closing Date, or (b) which arise out of, or result from, Telepad's failure on or before the Determination Date if such date occurs on or prior to the first anniversary of the Closing Date, (i) to pay principal, interest and other amounts payable under the Note; (ii) to pay the Additional Consideration, (iii) to pay the repurchase price of the Shares upon exercise by a Seller of its option under Section 8.06; or (iv) to invest up to $666,700 in the Company as provided in Section 8.03; provided, however, if (1) the Telepad Preferred Shares issued to such Seller pursuant to this Agreement shall have converted into Telepad Common Stock, or (2) a portion of such shares shall have been redeemed by Telepad or sold to Telepad pursuant to such Seller's rights under this Agreement, resulting in such Seller owning fewer than 475,000 of such shares, then any shortfall in the tender of such shares shall be satisfied by transferring and assigning to Telepad an equal number of shares of Telepad Common Stock.

         SECTION 8.09. TELEPAD BOARD OF DIRECTORS. Within 10 business days after the Closing Date, Telepad shall take such action as is necessary so that one Seller shall be appointed to Telepad's board of directors and thereafter, upon the expiration of such designee's term as a Telepad director until the Additional Consideration Payment Date, the Company shall designate one Seller as a nominee for election to Telepad's board of directors.

         SECTION 8.10. CONVERSION PROPOSAL. Each Seller shall vote all Telepad Common Stock such Seller owns or is otherwise entitled to vote for the approval of the Conversion Proposal at the First Meeting and, if it occurs, at the Second Meeting (as such terms Conversion Proposal, First Meeting and Second Meeting are defined in the Certificate of Designations).

                                   ARTICLE IX
                              CONDITIONS TO CLOSING

         SECTION 9.01. CONDITIONS TO OBLIGATIONS OF SELLERS. The obligations of Sellers to effect the Transactions shall be further subject to the following conditions, any one or more of which may be waived by the Company provided, however, such waiver shall not relieve Telepad from any liability to Sellers as a result of the failure of such condition:

         (a) all representations and warranties of Telepad contained in Article V shall be true and correct in all material respects as of the Closing Date; Telepad shall have performed and complied with all of material covenants and agreements contained in this Agreement required to be performed and complied with by Telepad at or prior to the Closing;

         (b) all documents required to have been delivered by Telepad to Sellers at or prior to the Closing shall have been delivered, and all actions required to have been taken by Telepad at or prior to the Closing shall have been taken;

         (c) as of the Closing Date, Sellers shall have received from Telepad the following documents:

                  (i) a true and complete copy of the resolutions of Telepad's Board authorizing Telepad's execution, delivery and performance of the Transaction Agreements, certified by Telepad's secretary or assistant secretary; and

                  (ii) a certificate from Telepad's secretary or assistant secretary as to the incumbency and signatures of its officers who will execute the Ancillary Agreements at the Closing and who have executed this Agreement.

                  (iii) concurrent with the Closing, a written consent of Telepad, as the sole stockholder of the Company, acknowledging the Company's execution of Employment Agreements.

         (d) the consents and approvals of Governmental Entities, and other Persons set forth in Disclosure Schedule Section 9.01(d) shall have been obtained by the Parties to permit the Parties to consummate the Transactions.

         (e) the Certificate of Designations shall have been adopted by Telepad's Board and filed with the Secretary of State of Delaware.

         SECTION 9.02. CONDITIONS TO OBLIGATIONS OF TELEPAD. Telepad's obligations to effect the Transactions shall be further subject to the following conditions, any one or more of which may be waived by Telepad provided, however, such waiver shall not relieve Sellers from any liability to Telepad as a result of the failure of such condition:

         (a) all representations and warranties of each Seller and the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date; Sellers and the Company shall have performed and complied in all material respects with all of their covenants and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing;

         (b) all documents required to have been delivered by any Seller or the Company to Telepad at or prior to the Closing shall have been delivered, and all actions required to have been taken by any Seller or the Company at or prior to the Closing shall have been taken;

         (c) as of the Closing Date, Telepad shall have received from the Company the following documents:

                  (i) a certificate of existence and tax good standing of the Company from the state of formation, and from each foreign jurisdiction in which the Company does business as a foreign entity;

                  (ii) a true and complete copy of the Company Charter and Company Bylaws and all amendments thereto; and

                  (iii) a certificate from the secretary of the Company that the Company Charter and Company Bylaws have not been amended since the date of the certificate described in subsection (ii) above, and that nothing has occurred since the date of issuance of the articles of existence specified in subsection
(i) above, that would adversely affect the Company's corporate existence or good standing; and

         (d) the consents and approvals of Governmental Entities and other Persons set forth in Disclosure Schedule Section 9.02(d) shall have been obtained by the Parties to permit the Parties to consummate the Transactions;

         (e) there shall have been no event or events causing a Material Adverse Effect on the Company, nor any development that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company;

         (f) the Company shall have provided Telepad with an updated Disclosure Schedule reflecting all employees of the Company which have terminated their employment with the Company between the date of execution of this Agreement and Closing, or otherwise given notice of their intention to terminate such employment; the Company shall have adequate personnel to continue the conduct its business in the ordinary course; and

         (g) Telepad shall have received from the Company the results of a search of all filings made against any of the Company or against any of its assets under the Uniform Commercial Code as in effect in any state in which any assets of Company thereof are located and where the Company is located, indicating that their assets are free and clear of any Liens except as set forth in Disclosure Schedule Section 9.02(g) or for which UCC-3 termination statements are being delivered at the Closing.

                                    ARTICLE X
                                   TERMINATION

         SECTION 10.01. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual written consent of Telepad and Sellers;

         (b) by Telepad or Sellers, if the Closing shall not have occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement under this clause (b) shall not be available to any Party whose breach of a representation or warranty hereunder or failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

         (c) by Telepad or Sellers, if any judgment, injunction, order or decree enjoining any Party from consummating the Transactions is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

         (d) by Telepad, if there has been a material breach of any representation, warranty or material covenant or agreement of the Company or any Seller hereunder; or

         (e) by Sellers, if there has been a material breach of any representation, warranty, or material covenant or agreement of Telepad hereunder.

         SECTION 10.02. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.01, then this Agreement (except for Sections 6.03 and 6.04, Articles VII and X, which shall remain in full force and effect) shall become void and of no effect with no liability on the part of any Party thereunder, except to the extent such termination results from the breach by a Party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

         SECTION 11.01. AMENDMENT AND MODIFICATIONS. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement between the parties hereto which states that it is intended to be a modification of this Agreement.

         SECTION 11.02. WAIVER OF COMPLIANCE. Any failure of the Company or Sellers, on the one hand, or Telepad, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the other Party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         SECTION 11.03. EXPENSES. Except as otherwise provided herein, the parties agree that all fees and expenses incurred by them in connection with this Agreement and the Transactions shall be borne by the party incurring such fees and expenses, including all fees of counsel, actuaries and accountants. Sellers and the Company shall be responsible for any legal, accounting or other fees and expenses incurred by them in connection with the Transactions.

         SECTION 11.04. REASONABLE EFFORTS; FURTHER ASSURANCES. Each Party will use its reasonable efforts to cause all conditions to its and the other Parties obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the Transactions shall be effected substantially in accordance with the terms hereof as reasonably practicable. The Parties shall cooperate with each other in such actions and in securing requisite approvals. Each Party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other Party may reasonably request to consummate or implement the Transactions or to evidence such events or matters.

         SECTION 11.05. REMEDIES; WAIVER. Except as otherwise provided herein or in the Ancillary Agreements, to the maximum extent permitted by law, all rights and remedies existing under this Agreement are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

         SECTION 11.06. KNOWLEDGE. Whenever any statement herein or in any schedule, exhibit, certificate or other Transaction Documents delivered to any Party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" or words of similar intent or effect of Sellers and the Company or their representatives, such Person shall make such statement only after making reasonable inquiry of each of the officers and employees of the Company to the extent that such Person could reasonably be expected to possess the requisite knowledge and each statement shall be deemed to include a representation that such inquiry has been conducted. Whenever any statement herein or in any schedule, exhibit, certificate or other Transaction Documents delivered to any Party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" or words of similar intent or effect of Telepad or its representatives, such Person shall make such statement only after making reasonable inquiry of each of the officers and employees of Telepad to the extent that such Person could reasonably be expected to possess the requisite knowledge, and each statement shall be deemed to include a representation that such inquiry has been conducted

         SECTION 11.07. NOTICES. All notices, requests, demands, consents, approvals and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid:

                  (a)      if to Sellers or the Company, to:

                           L&E Mobile Computer Mounts, Inc.
                           1013 Conshohocken Road
                           Bldg. 4
                           Conshohocken, PA 19428-0978
                           Attention: Christine LeMaire and Dean N. Eisenberger

with a copy to:

                           Kane & Silverman, P.C.
                           Suite IC-44
                           2401 Pennsylvania Avenue
                           Philadelphia, Pennsylvania 19130
                           Attention:  Michael C. Kane, Esq.

or to such other Person or address as Sellers shall furnish to the Telepad in writing;

                  (b)      if to Telepad or L&E, to:

                           TelePad Corporation
                           380 Herndon Parkway
                           Suite 1900
                           Herndon, Virginia  20170
                           Attention:  Donald W. Barrett, Chairman and Chief
                                       Executive Officer
with a copy to:

                           Arent Fox Kintner Plotkin & Kahn, PLLC
                           1050 Connecticut Avenue, N.W.
                           Washington, D.C.  20036-5339
                           Attention:  Carter Strong, Esq.

 .
or to such other Person or address as Telepad shall furnish to the Company in writing.

         Any notice, request, demand, consent, approval or other communication provided hereunder or in connection herewith by one Seller on behalf of both Sellers shall be given such effect for all purposes hereunder.

         SECTION 11.08. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties. Notwithstanding anything herein or in any Ancillary Agreement to the contrary, if either Seller shall sell or otherwise transfer any (a) Telepad Common Stock issued hereunder, including Telepad Common Shares and Telepad Common Stock issuable upon conversion of Telepad Preferred Shares, or (b) any Telepad Preferred Shares, such transferred shares shall remain subject to the provisions of Sections 2.02, 7.06, 8.07 and 8.08, including Telepad's rights thereunder.

         SECTION 11.09. GOVERNING LAW. This Agreement and the legal relations among the Parties shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, excluding such jurisdiction's principles of conflicts of laws.

         SECTION 11.10. SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. Each Party hereby submits to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania and of any Commonwealth of Pennsylvania Court sitting in the City of Philadelphia, Pennsylvania for purposes of all legal proceedings which may arise hereunder or under any other documents delivered hereunder. The Parties irrevocably waive, to the fullest extent permitted by law, any objection which they may have or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Parties hereby consent to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to its address specified in Section 11.07 or in any other manner permitted by law. Each Party hereby knowingly, voluntarily, and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Agreement or any other Transaction Document, or any course of conduct, course of dealing, statements (whether oral or written), of any Party.

         SECTION 11.11. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument.

         SECTION 11.12. CONSTRUCTION. The headings of Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any applicable laws or any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Words such as "herein," "hereunder" and "hereof" shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated. Whenever the words "including", "include" or "includes" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All accounting terms defined in this Agreement shall have the meanings specified by their respective definitions, including as provided in Exhibit A; all accounting terms not defined in this Agreement shall have the meaning determined by GAAP.

         SECTION 11.13. SPECIFIC PERFORMANCE. Except as otherwise provided herein or in any Ancillary Agreement, each Party recognizes and affirms that in the event of breach by such Party of any of the provisions of this Agreement, money damages would be inadequate and no adequate remedy at law would exist. Accordingly, each of the Parties agree that, except as otherwise provided herein or in any Ancillary Agreement, any party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of any other Party under this Agreement not only by an action or actions for damages, but also by an action or action for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations of the provisions of this Agreement.

         SECTION 11.14. ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto, the Disclosure Schedule and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any Party.

         SECTION 11.15. THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Agreement.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

                       TELEPAD:

                       TELEPAD CORPORATION, a Delaware corporation

                       By: /s/ Donald W. Barrett
                           ________________________________________

                       ________________________________________

                       Name: Donald W. Barrett  Title: Chairman and Chief
                                                       Executive Officer
                             _________________         ___________________


                       SELLERS

                       /s/ Christine LeMaire
                       ________________________________________
                       Christine LeMaire

                       /s/ Dean N. Eisenberger
                       ________________________________________
                       Dean N. Eisenberger

                       THE COMPANY:

                       L&E MOBILE COMPUTER MOUNTS, INC., a
                         Pennsylvania corporation

                       By: /s/ Christine LeMaire
                           ____________________________________

                           ____________________________________

                           Name: Christine LeMaire     Title: President
                                 _________________            _________